Exhibit 99.1
EXHIBIT 99.1 Revised Item 6. Selected Financial Data; Revised Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; Revised Item 8. Financial Statements and Supplementary Data; Revised Item 9A. Controls and Procedures; Revised Item 15(a)1. Financial Statements; Revised Exhibit 11 Statement re: Computation of Per Share Earnings; Revised Exhibit 12 Statement re: Computation of Ratios; Revised Exhibit 23.1 Consent of Ernst & Young LLP.
ITEM 6. Selected Financial Data
     The following tables set forth our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data are derived from our audited consolidated financial statements. Historical results are not necessarily indicative of the results to be expected for future periods. Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.
     The summary historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this Form 10-K.

	For the Years ended December 31,
(In thousands)	2007(1)	2006(2)	2005	2004	2003
Results of Operations Information:
Revenue	$6,921,202	$6,567,790	$6,126,553	$6,132,880	$5,786,048
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,733,004	2,532,444	2,351,614	2,216,789	2,024,442
Selling, general and administrative expenses (excludes depreciation and amortization)	1,761,939	1,708,957	1,651,195	1,644,251	1,621,599
Depreciation and amortization	566,627	600,294	593,477	591,670	575,134
Corporate expenses (excludes depreciation and amortization)	181,504	196,319	167,088	163,263	149,697
Merger expenses	6,762	7,633	—	—	—
Gain on disposition of assets — net	14,113	71,571	49,656	43,040	7,377

Operating income	1,685,479	1,593,714	1,412,835	1,559,947	1,422,553
Interest expense	451,870	484,063	443,442	367,511	392,215
Gain (loss) on marketable securities	6,742	2,306	(702)	46,271	678,846
Equity in earnings of nonconsolidated affiliates	35,176	37,845	38,338	22,285	20,669
Other income (expense) — net	5,326	(8,593)	11,016	(30,554)	20,407

Income before income taxes, minority interest, discontinued operations and cumulative effect of a change in accounting principle	1,280,853	1,141,209	1,018,045	1,230,438	1,750,260
Income tax expense	441,148	470,443	403,047	471,504	753,564
Minority interest expense, net of tax	47,031	31,927	17,847	7,602	3,906

Income before discontinued operations and cumulative effect of a change in accounting principle	792,674	638,839	597,151	751,332	992,790
Income from discontinued operations, net (3)	145,833	52,678	338,511	94,467	152,801

Income before cumulative effect of a change in accounting principle	938,507	691,517	935,662	845,799	1,145,591
Cumulative effect of a change in accounting principle, net of tax of, $2,959,003 in 2004 (4)	—	—	—	(4,883,968)	—

Net income (loss)	$938,507	$691,517	$935,662	$(4,038,169)	$1,145,591

	For the Years ended December 31,
	2007(1)	2006(2)	2005	2004	2003
Net income (loss) per common share:
Basic:
Income before discontinued operations and cumulative effect of a change in accounting principle	$1.60	$1.27	$1.09	$1.26	$1.61
Discontinued operations	.30	.11	.62	.16	.25

Income before cumulative effect of a change in accounting principle	1.90	1.38	1.71	1.42	1.86
Cumulative effect of a change in accounting principle	—	—	—	(8.19)	—

Net income (loss)	$1.90	$1.38	$1.71	$(6.77)	$1.86

Diluted:
Income before discontinued operations and cumulative effect of a change in accounting principle	$1.60	$1.27	$1.09	$1.26	$1.60
Discontinued operations	.29	.11	.62	.15	.25

Income before cumulative effect of a change in accounting principle	1.89	1.38	1.71	1.41	1.85
Cumulative effect of a change in accounting principle	—	—	—	(8.16)	—

Net income (loss)	$1.89	$1.38	$1.71	$(6.75)	$1.85

Dividends declared per share	$.75	$.75	$.69	$.45	$.20

	As of December 31,
(In thousands)	2007(1)	2006(2)	2005	2004	2003
Balance Sheet Data:
Current assets	$2,294,583	$2,205,730	$2,398,294	$2,269,922	$2,185,682
Property, plant and equipment — net, including discontinued operations (5)	3,215,088	3,236,210	3,255,649	3,328,165	3,476,900
Total assets	18,805,528	18,886,455	18,718,571	19,959,618	28,352,693
Current liabilities	2,813,277	1,663,846	2,107,313	2,184,552	1,892,719
Long-term debt, net of current maturities	5,214,988	7,326,700	6,155,363	6,941,996	6,898,722
Shareholders’ equity	8,797,491	8,042,341	8,826,462	9,488,078	15,553,939

(1)	Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48. In accordance with the provisions of FIN 48, the effects of adoption were accounted for as a cumulative-effect adjustment recorded to the balance of retained earnings on the date of adoption.

(2)	Effective January 1, 2006, the Company adopted FASB Statement No. 123(R), Share-Based Payment. In accordance with the provisions of Statement 123(R), the Company elected to adopt the standard using the modified prospective method.

(3)	Includes the results of operations of our live entertainment and sports representation businesses, which we spun-off on December 21, 2005, our television business which is subject to a definitive sales agreement and certain of our non-core radio stations.

(4)	We recorded a non-cash charge of $4.9 billion, net of deferred taxes of $3.0 billion, as a cumulative effect of a change in accounting principle during the fourth quarter of 2004 as a result of the adoption of EITF Topic D-108, Use of the Residual Method to Value Acquired Assets other than Goodwill.

(5)	Excludes the property, plant and equipment — net of our live entertainment and sports representation businesses, which we spun-off on December 21, 2005.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Approved Merger with a Group led by Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC
     Our shareholders approved the adoption of the Merger Agreement, as amended, with a group led by Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC on September 25, 2007. The transaction remains subject to customary closing conditions.
     Under the terms of the Merger Agreement, as amended, our shareholders will receive $39.20 in cash for each share they own plus additional per share consideration, if any, as the closing of the merger will occur after December 31, 2007. For a description of the computation of any additional per share consideration and the circumstances under which it is payable, please refer to the Proxy Statement filed August 21, 2007. As an alternative to receiving the $39.20 per share cash consideration, our unaffiliated shareholders were offered the opportunity on a purely voluntary basis to exchange some or all of their shares of our common stock on a one-for-one basis for shares of Class A common stock in CC Media Holdings, Inc. (subject to aggregate and individual caps), plus the additional per share consideration, if any.
     Holders of shares of our common stock (including shares issuable upon conversion of outstanding options) in excess of the aggregate cap provided in the Merger Agreement, as amended, elected to receive the stock consideration. As a result, unaffiliated shareholders of us will own an aggregate of 30.6 million shares of CC Media Holdings, Inc. Class A common stock upon consummation of the merger.
Sale of Non-core Radio Stations

Total radio stations announced as being marketed for sale on November 16, 2006	448
Total radio stations no longer being marketed for sale	(173)

Adjusted number of radio stations being marketed for sale (“Non-core radio stations”)	275
Non-core radio stations sold through March 31, 2008	(223)

Remaining non-core radio stations at March 31, 2008 classified as discontinued operations	52
Non-core radio stations under definitive asset purchase agreements	(32)

Non-core radio stations being marketed for sale	20

     On November 16, 2006, we announced plans to sell 448 non-core radio stations. The merger is not contingent on the sales of these stations, and the sales of these stations are not contingent on the closing of the merger described above. During the first quarter of 2008, we revised our plans to sell 173 of these stations because we determined that market conditions were not advantageous to complete the sales. We intend to hold and operate these stations. Of these, 145 were previously classified as discontinued operations. At March 31, 2008, these 145 non-core stations no longer met the requirements of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, for classification as discontinued operations. Therefore, the assets, results of operations and cash flows from these 145 stations were reclassified to continuing operations in our consolidated financial statements.
     We have 20 non-core radio stations that were no longer under a definitive asset purchase agreement. The definitive asset purchase agreement was terminated in the fourth quarter of 2007. However we continue to actively market these radio stations and they continue to meet the criteria in Statement 144 for classification as discontinued operations. Therefore, the assets, results of operations and cash flows from these stations remain classified as discontinued operations in our consolidated financial statements as of and for the periods ended December 31, 2007.
     Through May 7, 2008, we executed definitive asset purchase agreements for the sale of 17 radio stations in addition to the radio stations under definitive asset purchase agreements at March 31, 2008. The closing of these sales is subject to antitrust clearances, FCC approval and other customary closing conditions.
Sale of Other Radio Stations
     We sold 5 stations in the fourth quarter of 2006 and had definitive asset purchase agreements for 8 stations at March 31, 2008 in addition to the non-core radio stations mentioned above. These stations were classified as assets from discontinued operations in our consolidated financial statements as of and for the periods ended December 31, 2007.
Sale of our Television Business
     On April 20, 2007, we entered into a definitive agreement with an affiliate (“buyer”) of Providence Equity Partners Inc. (“Providence”) to sell our television business. Subsequently, a representative of Providence informed us that the buyer is considering its options under the definitive agreement, including not closing the acquisition on the terms and conditions in the definitive agreement. The definitive agreement is in full force and effect, has not been terminated and contains customary closing conditions. There have been no allegations that we have breached any of the terms or conditions of the definitive agreement or that there is a failure of a condition to closing the acquisition. On November 29, 2007, the FCC issued its initial consent order approving the assignment of our television station licenses to the buyer.
     Our television business is reported as discontinued operations in our consolidated financial statements as of and for the periods ended December 31, 2007.
Format of Presentation
     Management’s discussion and analysis of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Radio Broadcasting, or radio, which includes our national syndication business, Americas Outdoor Advertising, or Americas, and International Outdoor Advertising, or International. Included in the “other” segment are our media representation business, Katz Media, as well as other general support services and initiatives.
     We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Merger expenses, Gain on disposition of assets — net, Interest expense, Gain (loss) on marketable securities, Equity in earnings of nonconsolidated affiliates, Other income (expense) - net, Income tax expense and Minority interest expense — net of tax are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.
Radio Broadcasting
     Our revenue is derived from selling advertising time, or spots, on our radio stations, with advertising contracts typically less than one year. The formats are designed to reach audiences with targeted demographic characteristics that appeal to our advertisers. Management monitors average advertising rates, which are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by an independent ratings service. The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets. Also, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically the highest. Management monitors yield per available minute in addition to average rates because yield allows management to track revenue performance across our inventory. Yield is defined by management as revenue earned divided by commercial capacity available.
     Management monitors macro level indicators to assess our radio operations’ performance. Due to the geographic diversity and autonomy of our markets, we have a multitude of market specific advertising rates and audience demographics. Therefore, management reviews average unit rates across all of our stations.
     Management looks at our radio operations’ overall revenue as well as local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets. Local advertising is sold by each radio station’s sales staffs while national advertising is sold, for the most part, through our national representation firm. Local advertising, which is our largest source of advertising revenue, and national advertising revenues are tracked separately, because these revenue streams have different sales forces and respond differently to changes in the economic environment.
     Management also looks at radio revenue by market size, as defined by Arbitron. Typically, larger markets can reach larger audiences with wider demographics than smaller markets. Additionally, management reviews our share of target demographics listening to the radio in an average quarter hour. This metric gauges how well our formats are attracting and retaining listeners.
     A portion of our radio segment’s expenses vary in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as salaries, commissions and bad debt. Our programming and general and administrative departments incur most of our fixed costs, such as talent costs, rights fees, utilities and office salaries. Lastly, our highly discretionary costs are in our marketing and promotions department, which we primarily incur to maintain and/or increase our audience share.
Americas and International Outdoor Advertising
     Our revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide consisting primarily of billboards, street furniture and transit displays. We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

     Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points. Gross ratings points is the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time and, in some international markets, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. Management typically monitors our business by reviewing the average rates, average revenue per display, or yield, occupancy, and inventory levels of each of our display types by market. In addition, because a significant portion of our advertising operations are conducted in foreign markets, the largest being France and the United Kingdom, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements.
     The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from 1 to 20 years.
     In our International business, market practices require us to sell billboards and street furniture as network packages with contract terms typically ranging from one to two weeks, compared to contract terms typically ranging from 4 weeks to one year in the U.S. In addition, competitive bidding for street furniture and transit contracts, which constitute a larger portion of our International business, and a different regulatory environment for billboards, result in higher site lease cost in our International business compared to our Americas business. As a result, our margins are typically less in our International business than in the Americas.
     Our street furniture and transit display contracts, the terms of which range from 3 to 20 years, generally require us to make upfront investments in property, plant and equipment. These contracts may also include upfront lease payments and/or minimum annual guaranteed lease payments. We can give no assurance that our cash flows from operations over the terms of these contracts will exceed the upfront and minimum required payments.
     Our 2007 results of operations include a full year of the results of operations of Interspace Airport Advertising, or Interspace, and our results of operations for 2006 include a partial year of the results of operations of Interspace, which we acquired in July 2006.
FAS 123(R), Share-Based Payment
     We adopted FAS 123(R), Share-Based Payment, on January 1, 2006 under the modified-prospective approach which requires us to recognize employee compensation cost related to our stock option grants in the same line items as cash compensation for all options granted after the date of adoption as well as for any options that were unvested at adoption. Under the modified-prospective approach, no stock option expense attributable to these options is reflected in the financial statements for years prior to adoption. The amounts recorded as share-based payments in the financial statements during 2005 relate to the expense associated with restricted stock awards. As of December 31, 2007, there was $89.8 million of total unrecognized compensation cost, net of estimated forfeitures, related to nonvested share-based compensation arrangements.

     The unrecognized compensation cost is expected to be recognized over a weighted average period of approximately three years. The following table details compensation costs related to share-based payments for the years ended December 31, 2007 and 2006:

	Year Ended December 31,
(In millions)	2007	2006

Radio Broadcasting
Direct Operating Expenses	$10.0	$11.1
SG&A	12.2	14.1
Americas Outdoor Advertising
Direct Operating Expenses	$5.7	$3.4
SG&A	2.2	1.3
International Outdoor Advertising
Direct Operating Expenses	$1.2	$0.9
SG&A	0.5	0.4
Other
Direct Operating Expenses	$—	$0.7
SG&A	—	1.0
Corporate	$12.2	$9.1
THE COMPARISON OF YEAR ENDED DECEMBER 31, 2007 TO YEAR ENDED DECEMBER 31, 2006 IS AS FOLLOWS:

	Years Ended December 31,		% Change
(In thousands)	2007	2006	2007 v. 2006
Revenue	$6,921,202	$6,567,790	5%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,733,004	2,532,444	8%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,761,939	1,708,957	3%
Depreciation and amortization	566,627	600,294	(6%)
Corporate expenses (excludes depreciation and amortization)	181,504	196,319	(8%)
Merger expenses	6,762	7,633
Gain on disposition of assets — net	14,113	71,571

Operating income	1,685,479	1,593,714	6%
Interest expense	451,870	484,063
Gain (loss) on marketable securities	6,742	2,306
Equity in earnings of nonconsolidated affiliates	35,176	37,845
Other income (expense) — net	5,326	(8,593)

Income before income taxes, minority interest expense and discontinued operations	1,280,853	1,141,209
Income tax expense:
Current	252,910	278,663
Deferred	188,238	191,780

Income tax expense	441,148	470,443
Minority interest expense, net of tax	47,031	31,927

Income before discontinued operations	792,674	638,839
Income from discontinued operations, net	145,833	52,678

Net income	$938,507	$691,517

Consolidated Results of Operations
Revenue
     Our consolidated revenue increased $353.4 million during 2007 compared to 2006. Our International revenue increased $240.4 million, including approximately $133.3 million related to movements in foreign exchange and the remainder associated with growth across inventory categories. Our Americas revenue increased $143.7 million driven by increases in bulletin, street furniture, airports and taxi display revenues as well as $32.1 million from Interspace. Our radio revenue was essentially flat. Declines in local and national advertising revenue were partially offset by an increase in our syndicated radio programming, traffic and on-line businesses. These increases were also partially offset by declines from operations classified in our “other” segment.
Direct Operating Expenses
     Our direct operating expenses increased $200.6 million in 2007 compared to 2006. International direct operating expenses increased $163.8 million principally from $88.0 million related to movements in foreign exchange. Americas direct operating expenses increased $56.2 million primarily attributable to increased site lease expenses associated with new contracts and the increase in transit revenue as well as approximately $14.9 million from Interspace. Partially offsetting these increases was a decline in our radio direct operating expenses of approximately $11.7 million primarily from a decline in programming and expenses associated with non-traditional revenue.
Selling, General and Administrative Expenses (SG&A)
     Our SG&A increased $53.0 million in 2007 compared to 2006. International SG&A expenses increased $31.9 million primarily related to movements in foreign exchange. Americas SG&A expenses increased $19.1 million mostly attributable to sales expenses associated with the increase in revenue and $6.7 million from Interspace. Our radio SG&A expenses increased $4.3 million for the comparative periods primarily from an increase in our marketing and promotions department which was partially offset by a decline in bonus and commission expenses.
Depreciation and Amortization
     Depreciation and amortization expense decreased approximately $33.7 million primarily from a decrease in the radio segments fixed assets and a reduction in amortization from international outdoor contracts.
Corporate Expenses
     Corporate expenses decreased $14.8 million during 2007 compared to 2006 primarily related to a decline in radio bonus expenses.
Merger Expenses
     We entered into the Merger Agreement, as amended, in the fourth quarter of 2006. Expenses associated with the merger were $6.8 million and $7.6 million for the years ended December 31, 2007 and 2006, respectively, and include accounting, investment banking, legal and other expenses.
Gain on Disposition of Assets — net
     The gain on disposition of assets — net of $14.1 million for the year ended December 31, 2007 related primarily to $8.9 million gain from the sale of street furniture assets and land in our international outdoor segment as well as $3.4 million from the disposition of assets in our radio segment.
     Gain on disposition of assets — net of $71.6 million for the year ended December 31, 2006 mostly related to $34.6 million in our radio segment primarily from the sale of stations and programming rights and $13.2 million in our Americas outdoor segment from the exchange of assets in one of our markets for the assets of a third party located in a different market.
Interest Expense
     Interest expense declined $32.2 million for the year ended December 31, 2007 compared to the same period of 2006. The decline was primarily associated with the reduction in our average outstanding debt during 2007.
Gain (Loss) on Marketable Securities
     The $6.7 million gain on marketable securities for 2007 primarily related to changes in fair value of our American Tower Corporation, or AMT, shares and the related forward exchange contracts. The gain of $2.3 million for the year ended December 31, 2006 related to a $3.8 million gain from terminating our secured forward exchange contract associated with our investment in XM Satellite Radio Holdings, Inc. partially offset by a loss of $1.5 million from the change in fair value of AMT securities that are classified as trading and the related secured forward exchange contracts associated with those securities.
Other Income (Expense) — Net
     Other income of $5.3 million recorded in 2007 primarily relates to foreign exchange gains while other expense of $8.6 million recorded in 2006 primarily relates to foreign exchange losses.
Income Taxes
     Current tax expense decreased $25.8 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006 primarily due to current tax benefits of approximately $45.7 million recorded in 2007 related to the settlement of several tax positions with the Internal Revenue Service for the 1999 through 2004 tax years. In addition, we recorded current tax benefits of approximately $14.6 million in 2007 related to the utilization of capital loss carryforwards. The 2007 current tax benefits were partially offset by additional current tax expense due to an increase in Income before income taxes of $139.6 million.
     Deferred tax expense decreased $3.5 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006 primarily due to additional deferred tax benefits of approximately $8.3 million recorded in 2007 related to accrued interest and state tax expense on uncertain tax positions. In addition, we recorded deferred tax expense of approximately $16.7 million in 2006 related to the uncertainty of our ability to utilize certain tax losses in the future for certain international operations. The changes noted above were partially offset by additional deferred tax expense recorded in 2007 as a result of tax depreciation expense related to capital expenditures in certain foreign jurisdictions.
Minority Interest, net of tax
     Minority interest expense increased $15.1 million in 2007 compared to 2006 primarily from an increase in net income attributable to our subsidiary Clear Channel Outdoor Holdings, Inc.
Discontinued Operations
     We closed on the sale of 160 stations in 2007 and 5 stations in 2006. The gain on sale of assets recorded in discontinued operations for these sales was $144.6 million and $0.3 million in 2007 and 2006, respectively. The remaining $1.2 million and $52.4 million are associated with the net income from radio stations and our television business that are recorded as income from discontinued operations for 2007 and 2006, respectively.
Radio Broadcasting Results of Operations
Our radio broadcasting operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2007	2006	2007 v. 2006
Revenue	$3,558,534	$3,567,413	0%
Direct operating expenses	982,966	994,686	(1%)
Selling, general and administrative expense	1,190,083	1,185,770	0%
Depreciation and amortization	107,466	125,631	(14%)

Operating income	$1,278,019	$1,261,326	1%

     Our radio revenue was essentially flat. Declines in local and national revenues were partially offset by increases in network, traffic, syndicated radio and on-line revenues. Local and national revenues were down partially as a result of overall weakness in advertising as well as declines in automotive, retail and political advertising categories. During 2007, our average minute rate declined compared to 2006.
     Our radio broadcasting direct operating expenses declined approximately $11.7 million in 2007 compared to 2006. The decline was primarily from a $14.8 million decline in programming expenses partially related to salaries, a $16.5 million decline in non-traditional expenses primarily related to fewer concert events sponsored by us in the current year and $5.1 million in other direct operating expenses. Partially offsetting these declines were increases of $5.7 million in traffic expenses and $19.1 million in internet expenses associated with the increased revenues in these businesses. SG&A expenses increased $4.3 million during 2007 as compared to 2006 primarily from an increase of $16.2 million in our marketing and promotions department partially offset by a decline of $9.5 million in bonus and commission expenses.

Americas Outdoor Advertising Results of Operations
     Our Americas outdoor advertising operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2007	2006	2007 v. 2006
Revenue	$1,485,058	$1,341,356	11%
Direct operating expenses	590,563	534,365	11%
Selling, general and administrative expenses	226,448	207,326	9%
Depreciation and amortization	189,853	178,970	6%

Operating income	$478,194	$420,695	14%

     Americas revenue increased $143.7 million, or 11%, during 2007 as compared to 2006 with Interspace contributing approximately $32.1 million to the increase. The growth occurred across our inventory, including bulletins, street furniture, airports and taxi displays. The revenue growth was primarily driven by bulletin revenue attributable to increased rates and airport revenue which had both increased rates and occupancy. Leading advertising categories during the year were telecommunications, retail, automotive, financial services and amusements. Revenue growth occurred across our markets, led by Los Angeles, New York, Washington/Baltimore, Atlanta, Boston, Seattle and Minneapolis.
     Our Americas direct operating expenses increased $56.2 million primarily from an increase of $46.6 million in site lease expenses associated with new contracts and the increase in airport, street furniture and taxi revenues. Interspace contributed $14.9 million to the increase. Our SG&A expenses increased $19.1 million primarily from bonus and commission expenses associated with the increase in revenue and from Interspace, which contributed approximately $6.7 million to the increase.
     Depreciation and amortization increased $10.9 million during 2007 compared to 2006 primarily associated with $5.9 million from Interspace.
International Outdoor Results of Operations
     Our international operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2007	2006	2007 v. 2006
Revenue	$1,796,778	$1,556,365	15%
Direct operating expenses	1,144,282	980,477	17%
Selling, general and administrative expenses	311,546	279,668	11%
Depreciation and amortization	209,630	228,760	(8%)

Operating income	$131,320	$67,460	95%

     International revenue increased $240.4 million, or 15%, in 2007 as compared to 2006. Included in the increase was approximately $133.3 million related to movements in foreign exchange. Revenue growth occurred across inventory categories including billboards, street furniture and transit, driven by both increased rates and occupancy. Growth was led by increased revenues in France, Italy, Australia, Spain and China.
     Our international direct operating expenses increased approximately $163.8 million in 2007 compared to 2006. Included in the increase was approximately $88.0 million related to movements in foreign exchange. The remaining increase in direct operating expenses was primarily attributable to an increase in site lease expenses associated with the increase in revenue. SG&A expenses increased $31.9 million in 2007 over 2006 from approximately $23.4 million related to movements in foreign exchange and an increase in selling expenses associated with the increase in revenue. Additionally, we recorded a $9.8 million reduction to SG&A in 2006 as a result of the favorable settlement of a legal proceeding.
     Depreciation and amortization declined $19.1 million during 2007 compared to 2006 primarily from contracts which were recorded at fair value in purchase accounting in prior years and became fully amortized at December 31, 2006.

     Reconciliation of Segment Operating Income (Loss)

	Years Ended December 31,
(In thousands)	2007	2006
Radio Broadcasting	$1,278,019	$1,261,326
Americas Outdoor Advertising	478,194	420,695
International Outdoor Advertising	131,320	67,460
Other	(11,659)	(4,225)
Gain on disposition of assets — net	14,113	71,571
Merger expenses	(6,762)	(7,633)
Corporate	(197,746)	(215,480)

Consolidated operating income	$1,685,479	$1,593,714

THE COMPARISON OF YEAR ENDED DECEMBER 31, 2006 TO YEAR ENDED DECEMBER 31, 2005 IS AS FOLLOWS:

	Years Ended December 31,		% Change
(In thousands)	2006	2005	2006 v. 2005
Revenue	$6,567,790	$6,126,553	7%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,532,444	2,351,614	8%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,708,957	1,651,195	3%
Depreciation and amortization	600,294	593,477	1%
Corporate expenses (excludes depreciation and amortization)	196,319	167,088	17%
Merger expenses	7,633	—
Gain on disposition of assets — net	71,571	49,656	44%

Operating income	1,593,714	1,412,835	13%
Interest expense	484,063	443,442
Gain (loss) on marketable securities	2,306	(702)
Equity in earnings of nonconsolidated affiliates	37,845	38,338
Other income (expense) — net	(8,593)	11,016

Income before income taxes, minority interest expense and discontinued operations and	1,141,209	1,018,045
Income tax expense:
Current	278,663	33,765
Deferred	191,780	369,282

Income tax benefit (expense)	470,443	403,047
Minority interest expense, net of tax	31,927	17,847

Income before discontinued operations	638,839	597,151
Income from discontinued operations, net	52,678	338,511

Net income	$691,517	$935,662

Consolidated Results of Operations
Revenue
     Consolidated revenue increased $441.2 million during 2006 compared to 2005. Radio contributed $186.6 million attributable to increased average rates on local and national sales. Our Americas outdoor segment’s revenue increased $125.0 million from an increase in revenue across our displays as well as the acquisition of Interspace which contributed approximately $30.2 million to revenue in 2006. Our international outdoor segment contributed $106.7 million, of which approximately $44.9 million during the first six months of 2006 related to Clear Media Limited, or Clear Media, a Chinese outdoor advertising company. We began consolidating Clear Media in the third quarter of 2005. Increased street furniture revenue also contributed to our international revenue growth. Our 2006 revenue increased $17.4 million due to movements in foreign exchange.

Direct Operating Expenses
     Direct operating expenses increased $180.8 million for 2006 compared to 2005. Our radio broadcasting segment contributed $70.1 million primarily from increased programming expenses. Americas outdoor direct operating expenses increased $44.5 million driven by increased site lease expenses associated with the increase in revenue and the acquisition of Interspace which contributed $13.0 million to direct operating expenses in 2006. Our international outdoor segment contributed $65.4 million, of which $18.0 million during the first six months of 2006 related to our consolidation of Clear Media and the remainder was principally due to an increase in site lease expenses. Included in our direct operating expense growth in 2006 was $10.6 million from increases in foreign exchange.
Selling, General and Administrative Expenses (SG&A)
     SG&A increased $57.8 million during 2006 compared 2005. Our radio broadcasting SG&A increased $45.1 million primarily as a result of an increase in salary, bonus and commission expenses in our sales department associated with the increase in revenue. SG&A increased $20.6 million in our Americas outdoor segment principally related to an increase in bonus and commission expenses associated with the increase in revenue as well as $6.2 million from our acquisition of Interspace. Our international outdoor SG&A expenses declined $11.9 million primarily attributable to a $9.8 million reduction recorded in 2006 as a result of the favorable settlement of a legal proceeding as well as $26.6 million related to restructuring our businesses in France recorded in the third quarter of 2005. Partially offsetting this decline in our international SG&A was $9.5 million from our consolidation of Clear Media. Included in our SG&A expense growth in 2006 was $3.9 million from increases in foreign exchange.
Corporate Expenses
     Corporate expenses increased $29.2 million during 2006 compared to 2005 primarily related to increases in bonus expense and share-based payments.
Merger Expenses
     We entered into the Merger Agreement in the fourth quarter of 2006. Expenses associated with the merger were $7.6 million for the year ended December 31, 2006 and include accounting, investment banking, legal and other costs.
Gain on Disposition of Assets — net
     Gain on disposition of assets — net of $71.6 million for the year ended December 31, 2006 mostly related to $34.6 million in our radio segment primarily from the sale of stations and programming rights and $13.2 million in our Americas outdoor segment from the exchange of assets in one of our markets for the assets of a third party located in a different market.
Interest Expense
     Interest expense increased $40.6 million for the year ended December 31, 2006 over 2005 primarily due to increased interest rates. Interest on our floating rate debt, which includes our credit facility and fixed-rate debt on which we have entered into interest rate swap agreements, is influenced by changes in LIBOR. Average LIBOR for 2006 and 2005 was 5.2% and 3.6%, respectively.
Gain (Loss) on Marketable Securities
     The gain of $2.3 million for the year ended December 31, 2006 related to a $3.8 million gain from terminating our secured forward exchange contract associated with our investment in XM Satellite Radio Holdings, Inc. partially offset by a loss of $1.5 million from the change in fair value of AMT securities that are classified as trading and a related secured forward exchange contract associated with those securities. The loss of $0.7 million recorded in 2005 related to the change in fair value of AMT securities that were classified as trading and a related secured forward exchange contract associated with those securities.
Other Income (Expense) — Net
     Other expense of $8.6 million recorded in 2006 primarily relates to foreign exchange losses while the income of $11.0 million recorded in 2005 was comprised of various miscellaneous amounts.
Income Taxes
     Current tax expense increased $244.9 million in 2006 as compared to 2005. In addition to higher earnings before tax in 2006, we received approximately $204.7 million in current tax benefits in 2005 from ordinary losses for tax purposes resulting from restructuring our international businesses consistent with our strategic realignment, the July 2005 maturity of our Euro denominated bonds, and a 2005 current tax benefit related to an amendment on a previously filed return. Deferred tax expense decreased $177.5 million primarily related to the tax losses mentioned above that increased deferred tax expense in 2005.
Minority Interest, net of tax
     Minority interest expense increased $14.1 million during 2006 as compared to 2005 as a result of the initial public offering of 10% of our subsidiary Clear Channel Outdoor Holdings, Inc., which we completed on November 11, 2005.
Discontinued Operations
     We completed the spin-off of our live entertainment and sports representation businesses on December 21, 2005. Therefore, we reported the results of operations for these businesses through December 21, 2005 in discontinued operations. We also reported the results of operations associated with our radio stations and our television business discussed above as income from discontinued operations for 2006 and 2005, respectively.
Radio Broadcasting Results of Operations
Our radio broadcasting operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2006	2005	2006 v. 2005
Revenue	$3,567,413	$3,380,774	6%
Direct operating expenses	994,686	924,635	8%
Selling, general and administrative expense	1,185,770	1,140,694	4%
Depreciation and amortization	125,631	128,443	(2%)

Operating income	$1,261,326	$1,187,002	6%

     Our radio broadcasting revenue increased 6% during 2006 as compared to 2005 primarily from an increase in both local and national advertising revenues. This growth was driven by an increase in yield and average unit rates. The number of 30 second and 15 second commercials broadcast as a percent of total minutes sold increased during 2006 as compared to 2005. The overall revenue growth was primarily focused in our top 100 media markets. Significant advertising categories contributing to the revenue growth for the year were political, services, automotive, retail and entertainment.
     Our radio broadcasting direct operating expenses increased $70.1 million during 2006 as compared to 2005. Included in direct operating expenses for 2006 were share-based payments of $11.1 million as a result of adopting FAS 123(R). Also contributing to the increase were added costs of approximately $45.2 million from programming expenses primarily related to an increase in talent expenses, music license fees, new shows and affiliations in our syndicated radio business and new distribution initiatives. Our SG&A expenses increased $45.1 million primarily as a result of approximately $12.3 million in salary, bonus and commission expenses in our sales department associated with the increase in revenue as well as $14.1 million from the adoption of FAS 123(R).
Americas Outdoor Advertising Results of Operations
Our Americas outdoor advertising operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2006	2005	2006 v. 2005
Revenue	$1,341,356	$1,216,382	10%
Direct operating expenses	534,365	489,826	9%
Selling, general and administrative expenses	207,326	186,749	11%
Depreciation and amortization	178,970	180,559	(1%)

Operating income	$420,695	$359,248	17%

     Our Americas revenue increased 10% during 2006 as compared to 2005 from revenue growth across our displays. We experienced rate increases on most of our inventory, with occupancy essentially unchanged during 2006 as compared to 2005. Our airport revenue increased $44.8 million primarily related to $30.2 million from our acquisition of Interspace. Revenue growth occurred across both our large and small markets including Miami, San Antonio, Sacramento, Albuquerque and Des Moines.

     Direct operating expenses increased $44.5 million in 2006 as compared to 2005 primarily from an increase in site lease expenses of approximately $30.2 million as well as $3.4 million related to the adoption of FAS 123(R). Interspace contributed $13.0 million to direct operating expenses in 2006. Our SG&A expenses increased $20.6 million in 2006 over 2005 primarily from an increase in bonus and commission expenses of $7.6 million related to the increase in revenue, $6.2 million from Interspace and $1.3 million of share-based payments related to the adoption of FAS 123(R).
International Outdoor Results of Operations
Our international operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2006	2005	2006 v. 2005
Revenue	$1,556,365	$1,449,696	7%
Direct operating expenses	980,477	915,086	7%
Selling, general and administrative expenses	279,668	291,594	(4%)
Depreciation and amortization	228,760	220,080	4%

Operating income	$67,460	$22,936	194%

     Revenue in our international outdoor segment increased 7% in 2006 as compared to 2005. The increase includes approximately $44.9 million during the first six months of 2006 related to our consolidation of Clear Media which we began consolidating in the third quarter of 2005. Also contributing to the increase was approximately $25.9 million from growth in street furniture revenue and $11.9 million related to movements in foreign exchange, partially offset by a decline in billboard revenue for 2006 as compared to 2005.
     Direct operating expenses increased $65.4 million during 2006 as compared to 2005. The increase was primarily attributable to $18.0 million during the first six months of 2006 related to our consolidation of Clear Media as well as an increase of approximately $37.7 million in site lease expenses and approximately $7.7 million related to movements in foreign exchange. Also included in the increase was $0.9 million related to the adoption of FAS 123(R). Our SG&A expenses declined $11.9 million primarily attributable to a $9.8 million reduction recorded in 2006 as a result of the favorable settlement of a legal proceeding as well as $26.6 million related to restructuring our businesses in France recorded in the third quarter of 2005. Partially offsetting this decline was $9.5 million from our consolidation of Clear Media and $2.9 million from movements in foreign exchange.
Reconciliation of Segment Operating Income (Loss)

	Years Ended December 31,
(In thousands)	2006	2005
Radio Broadcasting	$1,261,326	$1,187,002
Americas Outdoor Advertising	420,695	359,248
International Outdoor Advertising	67,460	22,936
Other	(4,225)	(20,061)
Gain on disposition of assets — net	71,571	49,656
Merger expenses	(7,633)	—
Corporate	(215,480)	(185,946)

Consolidated operating income	$1,593,714	$1,412,835

LIQUIDITY AND CAPITAL RESOURCES
Cash Flows

	Years Ended December 31,
(In thousands)	2007	2006	2005
Cash provided by (used in):
Operating activities	$1,576,428	$1,748,057	$1,303,880
Investing activities	$(482,677)	$(607,011)	$(349,796)
Financing activities	$(1,431,014)	$(1,178,610)	$(1,061,392)
Discontinued operations	$366,411	$69,227	$157,118
Operating Activities
     2007
     Net cash flow from operating activities during 2007 primarily reflected income before discontinued operations of $792.7 million plus depreciation and amortization of $566.6 million and deferred taxes of $188.2 million.
     2006
     Net cash flow from operating activities of $1.7 billion for the year ended December 31, 2006 principally reflects net income from continuing operations of $638.8 million and depreciation and amortization of $600.3 million. Net cash flows from operating activities also reflects an increase of $190.2 million in accounts receivable as a result of the increase in revenue and a $390.4 million federal income tax refund related to restructuring our international businesses consistent with our strategic realignment and the utilization of a portion of the capital loss generated on the spin-off of Live Nation, Inc.
     2005
     Net cash flow from operating activities of $1.3 billion for the year ended December 31, 2005 principally reflects net income from continuing operations of $597.2 million and depreciation and amortization of $593.5 million. Net cash flows from operating activities also reflects decreases in accounts payable, other accrued expenses and income taxes payable. Taxes payable decreased principally as result of the carryback of capital tax losses generated on the spin-off of Live Nation which were used to offset taxes paid on previously recognized taxable capital gains as well as approximately $210.5 million in current tax benefits from ordinary losses for tax purposes resulting from restructuring our international businesses consistent with our strategic realignment, the July 2005 maturity of our Euro denominated bonds, and a current tax benefit related to an amendment on a previously filed tax return.
Investing Activities
     2007
     Net cash used in investing activities of $482.7 million for the year ended December 31, 2007 principally reflects the purchase of property, plant and equipment of $363.3 million.
     2006
     Net cash used in investing activities of $607.0 million for the year ended December 31, 2006 principally reflects capital expenditures of $336.7 million related to purchases of property, plant and equipment and $341.2 million primarily related to acquisitions of operating assets, partially offset by proceeds from the sale other assets of $99.7 million.
     2005
     Net cash used in investing activities of $349.8 million for the year ended December 31, 2005 principally reflects capital expenditures of $302.7 million related to purchases of property, plant and equipment and $150.8 million primarily related to acquisitions of operating assets, partially offset by proceeds from the sale other assets of $102.0 million.
Financing Activities
     2007
     Net cash used in financing activities for the year ended December 31, 2007 principally reflects $372.4 million in dividend payments, decrease in debt of $1.1 billion, partially offset by the proceeds from the exercise of stock options of $80.0 million.

     2006
     Net cash used in financing activities for the year ended December 31, 2006 principally reflects $1.4 billion for shares repurchased, $382.8 million in dividend payments, partially offset by the net increase in debt of $601.3 million and proceeds from the exercise of stock options of $57.4 million.
     2005
     Net cash used in financing activities for the year ended December 31, 2005 principally reflect the net reduction in debt of $288.7 million, $343.3 million in dividend payments, $1.1 billion in share repurchases, all partially offset by the proceeds from the initial public offering of CCO of $600.6 million, and proceeds of $40.2 million related to the exercise of stock options.
Discontinued Operations
     The cash flows from our stations reported as discontinued operations are classified as cash flows from discontinued operations for all periods presented. In addition, the cash flows from 20 radio stations that are no longer under a definitive asset purchase agreement but we continue to actively market, are classified as discontinued operations for all periods presented.
     The proceeds from the sale of five stations in 2006 and 160 stations in 2007 are classified as cash flows from discontinued operations in 2006 and 2007 respectively. Additionally, the cash flows from these stations are classified as discontinued operations for all periods presented.
     We completed the spin-off of Live Nation on December 21, 2005. Included in cash flows from discontinued operations for 2005 is approximately $220.0 million from the repayment of intercompany notes owed to us by Live Nation.
Anticipated Cash Requirements
     We expect to fund anticipated cash requirements (including payments of principal and interest on outstanding indebtedness and commitments, acquisitions, anticipated capital expenditures, share repurchases and dividends) for the foreseeable future with cash flows from operations and various externally generated funds.
Sources of Capital
     As of December 31, 2007 and 2006, we had the following debt outstanding and cash and cash equivalents:

	December 31,
(In millions)	2007	2006

Credit facilities	$174.6	$966.5
Long-term bonds (a)	6,294.5	6,531.6
Other borrowings	106.1	164.9

Total Debt	6,575.2	7,663.0
Less: Cash and cash equivalents	145.1	116.0

	$6,430.1	$7,547.0

(a)	Includes $3.2 million and $7.1 million in unamortized fair value purchase accounting adjustment premiums related to the merger with AMFM at December 31, 2007 and 2006, respectively. Also includes a positive $11.4 million and a negative $29.8 million related to fair value adjustments for interest rate swap agreements at December 31, 2007 and 2006, respectively.
Credit Facility
     We have a multi-currency revolving credit facility in the amount of $1.75 billion, which can be used for general working capital purposes including commercial paper support as well as to fund capital expenditures, share repurchases, acquisitions and the refinancing of public debt securities. At December 31, 2007, the outstanding balance on this facility was $174.6 million and, taking into account letters of credit of $82.8 million, $1.5 billion was available for future borrowings, with the entire balance to be repaid on July 12, 2009.
     During the year ended December 31, 2007, we made principal payments totaling $1.7 billion and drew down $886.9 million on the credit facility. As of February 13, 2008, the credit facility’s outstanding balance was $669.6 million and, taking into account outstanding letters of credit, $997.8 million was available for future borrowings.

Other Borrowings
     Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $106.1 million balance at December 31, 2007 is $87.2 million that matures in less than one year, which we have historically refinanced with new twelve month notes and anticipate these refinancings to continue.
Guarantees of Third Party Obligations
     As of December 31, 2007 we did not guarantee any debt of third parties.
Disposal of Assets
     We received proceeds of $26.2 million primarily related to the sale of representation contracts and outdoor assets recorded in cash flows from investing activities during 2007. We also received proceeds of $341.9 million related to the sale of radio stations recorded as investing cash flows from discontinued operations during 2007.
Shelf Registration
     On August 30, 2006, we filed a Registration Statement on Form S-3 covering the issuance of debt securities, junior subordinated debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units. The shelf registration statement also covers preferred securities that may be issued from time to time by our three Delaware statutory business trusts and guarantees of such preferred securities by us. This shelf registration statement was automatically effective on August 31, 2006 for a period of three years.
Debt Covenants
     The significant covenants on our $1.75 billion five-year, multi-currency revolving credit facility relate to leverage and interest coverage contained and defined in the credit agreement. The leverage ratio covenant requires us to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit agreement) of less than 5.25x. The interest coverage covenant requires us to maintain a minimum ratio of operating cash flow (as defined by the credit agreement) to interest expense of 2.50x. In the event that we do not meet these covenants, we are considered to be in default on the credit facility at which time the credit facility may become immediately due. At December 31, 2007, our leverage and interest coverage ratios were 3.0x and 5.1x, respectively. This credit facility contains a cross default provision that would be triggered if we were to default on any other indebtedness greater than $200.0 million.
     Our other indebtedness does not contain provisions that would make it a default if we were to default on our credit facility.
     The fees we pay on our $1.75 billion, five-year multi-currency revolving credit facility depend on the highest of our long-term debt ratings, unless there is a split rating of more than one level in which case the fees depend on the long-term debt rating that is one level lower than the highest rating. Based on our current ratings level of B-/Baa3, our fees on borrowings are a 52.5 basis point spread to LIBOR and are 22.5 basis points on the total $1.75 billion facility. In the event our ratings improve, the fee on borrowings and facility fee decline gradually to 20.0 basis points and 9.0 basis points, respectively, at ratings of A/A3 or better. In the event that our ratings decline, the fee on borrowings and facility fee increase gradually to 120.0 basis points and 30.0 basis points, respectively, at ratings of BB/Ba2 or lower.
     We believe there are no other agreements that contain provisions that trigger an event of default upon a change in long-term debt ratings that would have a material impact to our financial statements.
     Additionally, our 8% senior notes due 2008, which were originally issued by AMFM Operating Inc., a wholly-owned subsidiary of Clear Channel, contain certain restrictive covenants that limit the ability of AMFM Operating Inc. to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate, or effect certain asset sales.
     At December 31, 2007, we were in compliance with all debt covenants.

Uses of Capital
Dividends
     Our Board of Directors declared quarterly cash dividends as follows:
(In millions, except per share data)

Declaration	Amount per			Total
Date	Common Share	Record Date	Payment Date	Payment
October 25, 2006	0.1875	December 31, 2006	January 15, 2007	$92.6
February 21, 2007	0.1875	March 31, 2007	April 15, 2007	93.0
April 19, 2007	0.1875	June 30, 2007	July 15, 2007	93.4
July 27, 2007	0.1875	September 30, 2007	October 15, 2007	93.4
December 3, 2007	0.1875	December 31, 2007	January 15, 2008	93.4
Debt Maturity and Net Proceeds Offer
     On February 1, 2007, we redeemed our 3.125% Senior Notes at their maturity for $250.0 million plus accrued interest with proceeds from our bank credit facility.
     On November 13, 2007 AMFM Operating Inc., or AMFM, our wholly-owned subsidiary, redeemed $26.4 million of its 8% senior notes pursuant to a Net Proceeds Offer (as defined in the indenture governing the notes). Following the redemption, $644.9 million remained outstanding.
     On January 15, 2008, we redeemed our 4.625% Senior Notes at their maturity for $500.0 million plus accrued interest with proceeds from our bank credit facility.
Tender Offers and Consent Solicitations
     On December 17, 2007, we announced that we commenced a cash tender offer and consent solicitation for our outstanding $750.0 million principal amount of the 7.65% Senior Notes due 2010 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 17, 2007. As of February 13, 2008, we had received tenders and consents representing 98% of the outstanding 7.65% Senior Notes due 2010.
     Also on December 17, AMFM commenced a cash tender offer and consent solicitation for the outstanding $644.9 million principal amount of the 8% Senior Notes due 2008 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 17, 2007. As of February 13, 2008 AMFM had received tenders and consents representing 87% of the outstanding 8% Senior Notes due 2008.
     As a result of receiving the requisite consents, we and AMFM entered into supplemental indentures which eliminate substantially all the restrictive covenants in the indenture governing the respective notes. Each supplemental indenture will become operative upon acceptance and payment of the tendered notes, as applicable.
     Each of the tender offers is conditioned upon the consummation of our merger. The completion of the merger and the related debt financings are not subject to, or conditioned upon, the completion of the tender offers.
Acquisitions
     We acquired domestic outdoor display faces and additional equity interests in international outdoor companies for $69.1 million in cash during 2007. Our national representation business acquired representation contracts for $53.0 million in cash during 2007.
Capital Expenditures

	Year Ended December 31, 2007 Capital Expenditures
		Americas	International	Corporate and
(In millions)	Radio	Outdoor	Outdoor	Other	Total

Non-revenue producing	$78.5	$36.3	$45.1	$9.1	$169.0
Revenue producing	—	106.5	87.8	—	194.3

	$78.5	$142.8	$132.9	$9.1	$363.3

     We define non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.
Commitments, Contingencies and Future Obligations
     Commitments and Contingencies
     There are various lawsuits and claims pending against us. We believe that any ultimate liability resulting from those actions or claims will not have a material adverse effect on our results of operations, financial position or liquidity. Although we have recorded accruals based on our current assumptions of the future liability for these lawsuits, it is possible that future results of operations could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. See also “Item 3. Legal Proceedings” and “Note I — Commitments and Contingencies” in the Notes to Consolidated Financial Statements in Item 8 included elsewhere in this Report.
     Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period. We will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.
     Future Obligations
     In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.
     We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Also, we have non-cancelable contracts in our radio broadcasting operations related to program rights and music license fees.
     In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts. These contracts typically contain cancellation provisions that allow us to cancel the contract with good cause.
     The scheduled maturities of our credit facility, other long-term debt outstanding, future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, capital expenditure commitments, and other long-term obligations as of December 31, 2007 are as follows:

	Payment due by Period
		Less than			More than
(In thousands)	Total	1 year	1 to 3 Years	3 to 5 Years	5 Years
Contractual Obligations
Long-term Debt
Credit Facility	$174,619	—	174,619	—	—
Senior Notes (1)	5,650,000	625,000	1,500,000	1,300,000	2,225,000
Subsidiary Long-term Debt (2)	750,979	732,047	11,972	2,250	4,710
Interest payments on long-term debt	1,799,610	365,285	548,355	311,044	574,926

Non-Cancelable Operating Leases	2,711,559	372,474	632,063	472,761	1,234,261
Non-Cancelable Contracts	3,269,567	776,203	1,081,912	655,293	756,159
Employment/Talent Contracts	436,526	177,552	188,343	65,417	5,214
Capital Expenditures	159,573	106,187	45,930	7,224	232
Other long-term obligations (3)	272,601	—	13,424	107,865	151,312

Total (4)	$15,225,034	$3,154,748	$4,196,618	$2,921,854	$4,951,814

(1)	The balance includes the $750.0 million principal amount of the 7.65% Senior Notes due 2010 discussed above.

(2)	The balance includes the $644.9 million principal amount of the 8% Senior Notes due 2008 discussed above.

(3)	Other long-term obligations consist of $70.5 million related to asset retirement obligations recorded pursuant to Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which assumes the underlying assets will be removed at some period over the next 50 years. Also included is $103.0 million related to the maturity value of loans secured by forward exchange contracts that we accrete to maturity using the effective interest method and can be settled in cash or the underlying shares. These contracts had an accreted value of $86.9 million and the underlying shares had a fair value of $124.4 million recorded on our consolidated balance sheets at December 31, 2007. Also included is $75.6 million related to deferred compensation and retirement plans and $23.5 million of various other long-term obligations.

(4)	Excluded from the table is $144.4 million related to the fair value of cross-currency swap agreements and secured forward exchange contracts. Also excluded is $294.5 million related to various obligations with no specific contractual commitment or maturity, $237.1 million of which relates to unrecognized tax benefits recorded pursuant to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.
Market Risk
Interest Rate Risk
     At December 31, 2007, approximately 20% of our long-term debt, including fixed-rate debt on which we have entered into interest rate swap agreements, bears interest at variable rates. Accordingly, our earnings are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a two percentage point change in the year’s average interest rate under these borrowings, it is estimated that our 2007 interest expense would have changed by $26.0 million and that our 2007 net income would have changed by $15.3 million. In the event of an adverse change in interest rates, management may take actions to further mitigate its exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, this interest rate analysis assumes no such actions. Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.
     At December 31, 2007, we had entered into interest rate swap agreements with a $1.1 billion aggregate notional amount that effectively float interest at rates based upon LIBOR. These agreements expire through March 2012. The fair value of these agreements at December 31, 2007, was an asset of $11.4 million.
Equity Price Risk
     The carrying value of our available-for-sale and trading equity securities is affected by changes in their quoted market prices. It is estimated that a 20% change in the market prices of these securities would change their carrying value at December 31, 2007 by $45.3 million and would change accumulated comprehensive income (loss) and net income by $16.6 million and $10.1 million, respectively. At December 31, 2007, we also held $11.2 million of investments that do not have a quoted market price, but are subject to fluctuations in their value.
     We maintain derivative instruments on certain of our available-for-sale and trading equity securities to limit our exposure to and benefit from price fluctuations on those securities.
Foreign Currency
     We have operations in countries throughout the world. Foreign operations are measured in their local currencies except in hyper-inflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. To mitigate a portion of the exposure of international currency fluctuations, we maintain a natural hedge through borrowings in currencies other than the U.S. dollar. In addition, we have U.S. dollar — Euro cross currency swaps which are also designated as a hedge of our net investment in Euro denominated assets. These hedge positions are reviewed monthly. Our foreign operations reported net income of $90.4 million for the year ended December 31, 2007. It is estimated that a 10% change in the value of the U.S. dollar to foreign currencies would change net income for the year ended December 31, 2007 by $9.0 million.
     Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of our investments in various countries, all of which are accounted for under the equity method. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to these foreign currencies at December 31, 2007 would change our 2007 equity in earnings of nonconsolidated affiliates by $3.5 million and would change our net income for the same period by approximately $2.1 million.

     This analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.
Recent Accounting Pronouncements
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Statement 157 does not expand the use of fair value in any new circumstances. Companies will need to apply the recognition and disclosure provisions of Statement 157 for financial assets and financial liabilities and for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually effective January 1, 2008. The effective date in Statement 157 is delayed for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Excluded from the scope of Statement 157 are certain leasing transactions accounted for under FASB Statement No. 13, Accounting for Leases. The exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of Statement 157. We are currently evaluating the impact of adopting FAS 157 on our financial position or results of operations.
     Statement of Financial Accounting Standards No. 141(R), Business Combinations (“Statement 141(R)”), was issued in December 2007. Statement 141 (R) requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. Statement 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. Statement 141(R) amends Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. Statement 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. We expect to adopt Statement 141 (R) on January 1, 2009. Statement 141R’s impact on accounting for business combinations is dependent upon acquisitions at that time.
     Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115 (“Statement 159”), was issued in February 2007. Statement 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Statement 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Statement 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. Statement 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in Statements No. 157, Fair Value Measurements, and No. 107, Disclosures about Fair Value of Financial Instruments. Statement 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We adopted Statement 159 on January 1, 2008 and do not anticipate adoption to materially impact our financial position or results of operations.
     Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“Statement 160”), was issued in December 2007. Statement 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under Statement 160 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Statement 160 is required to be adopted prospectively, except for reclassify noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. We expect to adopt Statement 160 on January 1, 2009 and are currently assessing the potential impact that the adoption could have on our financial statements.

Critical Accounting Estimates
     The preparation of our financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in Note A, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements, included in Item 8 of this Annual Report on Form 10-K. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. Management has reviewed these critical accounting policies and related disclosures with our independent auditor and the Audit Committee of our Board of Directors. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.
Stock Based Compensation
     We adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment on January 1, 2006 using the modified-prospective-transition method. Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.
Allowance for Doubtful Accounts
     We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.
     If our agings were to improve or deteriorate resulting in a 10% change in our allowance, it is estimated that our 2007 bad debt expense would have changed by $5.9 million and our 2007 net income would have changed by $3.5 million.
Long-Lived Assets
     Long-lived assets, such as property, plant and equipment are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.
     We use various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.
     Using the impairment review described, we found no impairment charge required for the year ended December 31, 2007. If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.
Goodwill
     Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We review goodwill for potential impairment annually using the income approach to determine the fair value of our reporting units. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.
     The income approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or Statement 142, we performed our annual impairment tests as of October 1, 2005, 2006 and 2007 on goodwill. No impairment charges resulted from these tests. We may incur impairment charges in future periods under Statement 142 to the extent we do not achieve our expected cash flow growth rates, and to the extent that market values decrease and long-term interest rates increase.
Indefinite-lived Assets
     Indefinite-lived assets are reviewed annually for possible impairment using the direct method as prescribed in SEC Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill. Under the direct method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.
     Our key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average station within a market.
     If actual results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. Our annual impairment test was performed as of October 1, 2007, which resulted in no impairment.
Tax Accruals
     The IRS and other taxing authorities routinely examine our tax returns. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.
     Our estimates of income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note K to our financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by federal, state or foreign tax authorities.
     We have considered these potential changes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes and Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48, which requires us to record reserves for estimates of probable settlements of federal and state audits. We adopted FIN 48 on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements. FIN 48 prescribes a recognition threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken within an income tax return. The adoption of FIN 48 resulted in a decrease of $0.2 million to the January 1, 2007 balance of “Retained deficit”, an increase of $101.7 million in “Other long term-liabilities” for unrecognized tax benefits and a decrease of $123.0 million in “Deferred income taxes”.
Litigation Accruals
     We are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for the resolution of these claims.
     Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.
     It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.

Insurance Accruals
     We are currently self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty. Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projections of future development of costs related to existing claims.
     Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of December 31, 2007.
     If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. A 10% change in our self-insurance liabilities at December 31, 2007, would have affected net income by approximately $3.5 million for the year ended December 31, 2007.
Inflation
     Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces.
Ratio of Earnings to Fixed Charges
     The ratio of earnings to fixed charges is as follows:

Year Ended December 31,
2007	2006	2005	2004	2003
2.38	2.27	2.24	2.76	3.56
     The ratio of earnings to fixed charges was computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income (loss) of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. We had no preferred stock outstanding for any period presented.
ITEM 7A. Quantitative and Qualitative Disclosures about Market Risk
Required information is within Item 7.

ITEM 8. Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of Clear Channel Communications, Inc.
We have audited the accompanying consolidated balance sheets of Clear Channel Communications, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also include the financial statement schedule listed in the index as Item 15(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Communications, Inc. and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note K to the consolidated financial statements, in 2007 the Company changed its method of accounting for income taxes.
As discussed in Note A to the consolidated financial statements, in 2006 the Company changed its method of accounting for stock-based compensation.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 14, 2008, except for internal control over financial reporting related to Notes B, Q and R of the 2007 consolidated financial statements as to which the date is May 22, 2008, expressed an unqualified opinion thereon.
/s/ ERNST & YOUNG LLP
San Antonio, Texas
February 14, 2008,
except for Notes B, Q and R, as to which the date is
May 22, 2008

CONSOLIDATED BALANCE SHEETS
ASSETS
(In thousands)

	December 31,	December 31,
	2007	2006
CURRENT ASSETS
Cash and cash equivalents	$145,148	$116,000
Accounts receivable, net of allowance of $59,169 in 2007 and $56,068 in 2006	1,693,218	1,619,858
Prepaid expenses	116,902	122,000
Other current assets	243,248	244,103
Income taxes receivable	—	7,392
Current assets from discontinued operations	96,067	96,377

Total Current Assets	2,294,583	2,205,730

PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	840,832	789,639
Structures	3,901,941	3,601,653
Towers, transmitters and studio equipment	600,315	626,682
Furniture and other equipment	527,714	530,560
Construction in progress	119,260	90,767

	5,990,062	5,639,301
Less accumulated depreciation	2,939,698	2,631,973

	3,050,364	3,007,328

Property, plant and equipment from discontinued operations, net	164,724	228,882

INTANGIBLE ASSETS
Definite-lived intangibles, net	485,870	522,493
Indefinite-lived intangibles — licenses	4,201,617	4,211,685
Indefinite-lived intangibles — permits	251,988	260,950
Goodwill	7,210,116	7,234,235

Intangible assets from discontinued operations, net	219,722	376,964

OTHER ASSETS

Notes receivable	12,388	6,318
Investments in, and advances to, nonconsolidated affiliates	346,387	311,258
Other assets	303,791	249,524
Other investments	237,598	244,980
Other assets from discontinued operations	26,380	26,108

Total Assets	$18,805,528	$18,886,455

See Notes to Consolidated Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY
(In thousands, except share data)

	December 31,	December 31,
	2007	2006
CURRENT LIABILITIES
Accounts payable	$165,533	$151,577
Accrued expenses	912,665	884,479
Accrued interest	98,601	112,049
Accrued income taxes	79,973	—
Current portion of long-term debt	1,360,199	336,375
Deferred income	158,893	134,287
Current liabilities from discontinued operations	37,413	45,079

Total Current Liabilities	2,813,277	1,663,846

Long-term debt	5,214,988	7,326,700
Other long-term obligations	127,384	68,509
Deferred income taxes	793,850	729,804
Other long-term liabilities	567,848	673,954
Long-term liabilities from discontinued operations	54,330	31,910

Minority interest	436,360	349,391
Commitments and contingent liabilities (Note I)

SHAREHOLDERS’ EQUITY
Preferred Stock — Class A, par value $1.00 per share, authorized 2,000,000 shares, no shares issued and outstanding	—	—
Preferred Stock — Class B, par value $1.00 per share, authorized 8,000,000 shares, no shares issued and outstanding	—	—
Common Stock, par value $.10 per share, authorized 1,500,000,000 shares, issued 498,075,417 and 493,982,851 shares in 2007 and 2006, respectively	49,808	49,399
Additional paid-in capital	26,858,079	26,745,687
Retained deficit	(18,489,143)	(19,054,365)
Accumulated other comprehensive income	383,698	304,975
Cost of shares (157,744 in 2007 and 114,449 in 2006) held in treasury	(4,951)	(3,355)

Total Shareholders’ Equity	8,797,491	8,042,341

Total Liabilities and Shareholders’ Equity	$18,805,528	$18,886,455

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In thousands, except per share data)	2007	2006	2005
Revenue	$6,921,202	$6,567,790	$6,126,553
Operating expenses:
Direct operating expenses (includes share-based payments of $16,975, $16,142 and $212 in 2007, 2006 and 2005, respectively and excludes depreciation and amortization)	2,733,004	2,532,444	2,351,614
Selling, general and administrative expenses (includes share-based payments of $14,884, $16,762 and $0 in 2007, 2006 and 2005, respectively and excludes depreciation and amortization)	1,761,939	1,708,957	1,651,195
Depreciation and amortization	566,627	600,294	593,477
Corporate expenses (includes share-based payments of $12,192, $9,126 and $5,869 in 2007, 2006 and 2005, respectively and excludes depreciation and amortization)	181,504	196,319	167,088
Merger expenses	6,762	7,633	—
Gain on disposition of assets — net	14,113	71,571	49,656

Operating income	1,685,479	1,593,714	1,412,835
Interest expense	451,870	484,063	443,442
Gain (loss) on marketable securities	6,742	2,306	(702)
Equity in earnings of nonconsolidated affiliates	35,176	37,845	38,338
Other income (expense) — net	5,326	(8,593)	11,016

Income before income taxes, minority interest and discontinued operations	1,280,853	1,141,209	1,018,045
Income tax expense:
Current	252,910	278,663	33,765
Deferred	188,238	191,780	369,282

Income tax expense	441,148	470,443	403,047
Minority interest expense, net of tax	47,031	31,927	17,847

Income before discontinued operations	792,674	638,839	597,151
Income from discontinued operations, net	145,833	52,678	338,511

Net income	$938,507	$691,517	$935,662

Other comprehensive income, net of tax:
Foreign currency translation adjustments	88,823	92,810	28,643
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	(8,412)	(60,516)	(48,492)
Unrealized holding gain (loss) on cash flow derivatives	(1,688)	76,132	56,634

Comprehensive income	$1,017,230	$799,943	$972,447

Net income per common share:
Income before discontinued operations — Basic	$1.60	$1.27	$1.09
Discontinued operations — Basic	.30	.11	.62

Net income — Basic	$1.90	$1.38	$1.71

Weighted average common shares — basic	494,347	500,786	545,848

Income before discontinued operations — Diluted	$1.60	$1.27	$1.09
Discontinued operations — Diluted	.29	.11	.62

Net income — Diluted	$1.89	$1.38	$1.71

Weighted average common shares — diluted	495,784	501,639	547,151

Dividends declared per share	$.75	$.75	$.69
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

					Accumulated
	Common				Other
	Shares	Common	Additional	Retained	Comprehensive		Treasury
(In thousands, except share data)	Issued	Stock	Paid-in Capital	(Deficit)	Income (Loss)	Other	Stock	Total
Balances at December 31, 2004	567,572,736	$56,757	$29,183,595	$(19,933,777)	$194,590	$(213)	$(12,874)	$9,488,078
Net income				935,662				935,662
Dividends declared				(373,296)				(373,296)
Spin-off of Live Nation			(687,206)		(29,447)			(716,653)
Gain on sale of subsidiary common stock			479,699					479,699
Purchase of common shares							(1,070,204)	(1,070,204)
Treasury shares retired and cancelled	(32,800,471)	(3,280)	(1,067,175)				1,070,455	—
Exercise of stock options and other	3,515,498	352	31,012				8,558	39,922
Amortization and adjustment of deferred compensation			5,800			213	456	6,469
Currency translation adjustment					28,643			28,643
Unrealized gains (losses) on cash flow derivatives					56,634			56,634
Unrealized gains (losses) on investments					(48,492)			(48,492)

Balances at December 31, 2005	538,287,763	53,829	27,945,725	(19,371,411)	201,928	—	(3,609)	8,826,462
Net income				691,517				691,517
Dividends declared				(374,471)				(374,471)
Subsidiary common stock issued for a business acquisition			67,873					67,873
Purchase of common shares							(1,371,462)	(1,371,462)
Treasury shares retired and cancelled	(46,729,900)	(4,673)	(1,367,032)				1,371,705	—
Exercise of stock options and other	2,424,988	243	60,139				11	60,393
Amortization and adjustment of deferred compensation			38,982					38,982
Currency translation adjustment					87,431			87,431
Unrealized gains (losses) on cash flow derivatives					76,132			76,132
Unrealized gains (losses) on investments					(60,516)			(60,516)

Balances at December 31, 2006	493,982,851	49,399	26,745,687	(19,054,365)	304,975	—	(3,355)	8,042,341
Cumulative effect of FIN 48 adoption				(152)				(152)
Net income				938,507				938,507
Dividends declared				(373,133)				(373,133)
Exercise of stock options and other	4,092,566	409	74,827				(1,596)	73,640
Amortization and adjustment of deferred compensation			37,565					37,565
Currency translation adjustment					88,823			88,823
Unrealized gains (losses) on cash flow derivatives					(1,688)			(1,688)
Unrealized gains (losses) on investments					(8,412)			(8,412)

Balances at December 31, 2007	498,075,417	$49,808	$26,858,079	$(18,489,143)	$383,698	$—	$(4,951)	$8,797,491

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Year Ended December 31,
	2007	2006	2005
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income	$938,507	$691,517	$935,662
Less: Income from discontinued operations, net	145,833	52,678	338,511

Net income from continuing operations	792,674	638,839	597,151

Reconciling Items:
Depreciation	461,598	449,624	439,645
Amortization of intangibles	105,029	150,670	153,832
Deferred taxes	188,238	191,780	369,282
Provision for doubtful accounts	38,615	34,627	34,260
Amortization of deferred financing charges, bond premiums and accretion of note discounts, net	7,739	3,462	2,042
Share-based compensation	44,051	42,030	6,081
(Gain) loss on sale of operating and fixed assets	(14,113)	(71,571)	(49,656)
(Gain) loss on forward exchange contract	3,953	18,161	18,194
(Gain) loss on trading securities	(10,696)	(20,467)	(17,492)
Equity in earnings of nonconsolidated affiliates	(35,176)	(37,845)	(38,338)
Minority interest, net of tax	47,031	31,927	17,847
Increase (decrease) other, net	(91)	9,027	(14,530)

Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	(111,152)	(190,191)	(22,179)
Decrease (increase) in prepaid expenses	5,098	(23,797)	15,013
Decrease (increase) in other current assets	694	(2,238)	42,131
Increase (decrease) in accounts payable, accrued expenses and other liabilities	27,027	86,887	(42,334)
Federal income tax refund	—	390,438	—
Increase (decrease) in accrued interest	(13,429)	14,567	3,411
Increase (decrease) in deferred income	26,013	6,486	(18,518)
Increase (decrease) in accrued income taxes	13,325	25,641	(191,962)

Net cash provided by operating activities	1,576,428	1,748,057	1,303,880
See Notes to Consolidated Financial Statements

	Year Ended December 31,
	2007	2006	2005
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Decrease (increase) in notes receivable, net	(6,069)	1,163	755
Decrease (increase) in investments in, and advances to nonconsolidated affiliates — net	20,868	20,445	15,343
Cross currency settlement of interest	(1,214)	1,607	734
Purchase of other investments	(726)	(520)	(900)
Proceeds from sale of other investments	2,409	—	370
Purchases of property, plant and equipment	(363,309)	(336,739)	(302,655)
Proceeds from disposal of assets	26,177	99,682	102,001
Acquisition of operating assets	(122,110)	(341,206)	(150,819)
Decrease (increase) in other — net	(38,703)	(51,443)	(14,625)

Net cash used in investing activities	(482,677)	(607,011)	(349,796)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Draws on credit facilities	886,910	3,383,667	1,934,000
Payments on credit facilities	(1,705,014)	(2,700,004)	(1,986,045)
Proceeds from long-term debt	22,483	783,997	—
Payments on long-term debt	(343,041)	(866,352)	(236,703)
Payment to terminate forward exchange contract	—	(83,132)	—
Proceeds from exercise of stock options, stock purchase plan and common stock warrants	80,017	57,452	40,239
Dividends paid	(372,369)	(382,776)	(343,321)
Proceeds from initial public offering	—	—	600,642
Payments for purchase of common shares	—	(1,371,462)	(1,070,204)

Net cash used in financing activities	(1,431,014)	(1,178,610)	(1,061,392)

CASH FLOWS PROVIDED BY (USED IN) DISCONTINUED OPERATIONS:

Net cash provided by operating activities	33,832	99,265	115,267
Net cash provided by (used in) investing activities	332,579	(30,038)	(198,149)
Net cash provided by financing activities	—	—	240,000

Net cash provided by discontinued operations	366,411	69,227	157,118

Net increase in cash and cash equivalents	29,148	31,663	49,810

Cash and cash equivalents at beginning of year	116,000	84,337	34,527

Cash and cash equivalents at end of year	$145,148	$116,000	$84,337

SUPPLEMENTAL DISCLOSURE:
Cash paid during the year for:
Interest	$462,181	$461,398	$430,382
Income taxes	299,415	—	193,723
See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
Clear Channel Communications, Inc., (the “Company”) incorporated in Texas in 1974, is a diversified media company with three principal business segments: radio broadcasting, Americas outdoor advertising and international outdoor advertising. The Company’s radio broadcasting segment owns, programs and sells airtime generating revenue from the sale of national and local advertising. The Company’s Americas and international outdoor advertising segments own or operate advertising display faces domestically and internationally.
Merger
The Company’s shareholders approved the adoption of the Merger Agreement, as amended, with a group led by Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC on September 25, 2007. The transaction remains subject to customary closing conditions.
Under the terms of the Merger Agreement, as amended, the Company’s shareholders will receive $39.20 in cash for each share they own plus additional per share consideration, if any, as the closing of the merger will occur after December 31, 2007. For a description of the computation of any additional per share consideration and the circumstances under which it is payable, please refer to the joint proxy statement/prospectus dated August 21, 2007, filed with the Securities & Exchange Commission (the “Proxy Statement”). As an alternative to receiving the $39.20 per share cash consideration, the Company’s unaffiliated shareholders were offered the opportunity on a purely voluntary basis to exchange some or all of their shares of Clear Channel common stock on a one-for-one basis for shares of Class A common stock in CC Media Holdings, Inc., the new corporation formed by the private equity group to acquire the Company (subject to aggregate and individual caps), plus the additional per share consideration, if any.
Holders of shares of the Company’s common stock (including shares issuable upon conversion of outstanding options) in excess of the aggregate cap provided in the Merger Agreement, as amended, elected to receive the stock consideration. As a result, unaffiliated shareholders of the Company will own an aggregate of 30.6 million shares of CC Media Holdings Inc. Class A common stock upon consummation of the merger.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting.
Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.
Allowance for Doubtful Accounts
The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.
Land Leases and Other Structure Licenses
Most of the Company’s outdoor advertising structures are located on leased land. Americas outdoor land rents are typically paid in advance for periods ranging from one to twelve months. International outdoor land rents are paid both in advance and in arrears, for periods ranging from one to twelve months. Most international street furniture display faces are operated through contracts with the municipalities for up to 20 years. The street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.
Purchase Accounting
The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on the Company’s balance sheet related to acquired liabilities and qualifying restructuring costs and contingencies based on assumptions made at the time of acquisition. The Company evaluates these reserves on a regular basis to determine the adequacies of the amounts. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accrues these payments under the guidance in Emerging Issues Task Force issue 95-8: Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, after the contingencies have been resolved.
Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:
Buildings and improvements — 10 to 39 years
Structures — 5 to 40 years
Towers, transmitters and studio equipment — 7 to 20 years
Furniture and other equipment — 3 to 20 years
Leasehold improvements — shorter of economic life or lease term assuming renewal periods, if appropriate
For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
The Company tests for possible impairment of property, plant, and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflects the risk inherent in future cash flows.
Intangible Assets
The Company classifies intangible assets as definite-lived, indefinite-lived or goodwill. Definite-lived intangibles include primarily transit and street furniture contracts, talent, and representation contracts, all of which are amortized over the respective lives of the agreements, typically four to fifteen years, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost. Indefinite-lived intangibles include broadcast FCC licenses and billboard permits. The excess cost over fair value of net assets acquired is classified as goodwill. The indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually.

The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.
The Company performs its annual impairment test for its FCC licenses and permits using a direct valuation technique as prescribed by the Emerging Issues Task Force (“EITF”) Topic D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill (“D-108”). Certain assumptions are used under the Company’s direct valuation technique, including market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up cost and losses incurred during the build-up period, the risk adjusted discount rate and terminal values. The Company utilizes Mesirow Financial Consulting LLC, a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its FCC licenses and permits. Impairment charges are recorded in amortization expense in the statement of operations.
At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units under the guidance in Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement 142”) and EITF D-101, Clarification of Reporting Unit Guidance in Paragraph 30 of FASB Statement No. 142. The Company’s reporting units for radio broadcasting and Americas outdoor advertising are the reportable segments. The Company determined that each country in its International outdoor segment constitutes a reporting unit and therefore tests goodwill for impairment at the country level. Certain assumptions are used in determining the fair value, including assumptions about future cash flows, discount rates, and terminal values. If the fair value of the Company’s reporting unit is less than the carrying value of the reporting unit, the Company reduces the carrying amount of goodwill. Impairment charges are recorded in amortization expense on the statement of operations.
Other Investments
Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported as a separate component of shareholders’ equity. The net unrealized gains or losses on the trading securities are reported in the statement of operations. In addition, the Company holds investments that do not have quoted market prices. The Company periodically reviews the value of available-for-sale, trading and non-marketable securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.
Nonconsolidated Affiliates
In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.
Financial Instruments
Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2007 and 2006.
Income Taxes
The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or all of the asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event that the earnings were distributed.
Revenue Recognition
Radio broadcasting revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising contracts typically cover periods of up to three years and are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s broadcasting and outdoor operations. Payments received in advance of being earned are recorded as deferred income.
Barter transactions represent the exchange of airtime or display space for merchandise or services. These transactions are generally recorded at the fair market value of the airtime or display space or the fair value of the merchandise or services received. Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed. Expenses are recorded ratably over a period that estimates when the merchandise or service received is utilized or the event occurs. Barter and trade revenues from continuing operations for the years ended December 31, 2007, 2006 and 2005, were approximately $70.7 million, $77.8 million and $75.1 million, respectively, and are included in total revenue. Barter and trade expenses from continuing operations for the years ended December 31, 2007, 2006 and 2005, were approximately $70.4 million, $75.6 million and $70.6 million, respectively, and are included in selling, general and administrative expenses.
Share-Based Payments
Prior to January 1, 2006, the Company accounted for share-based payments under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (“Statement 123”). Under that method, when options were granted with a strike price equal to or greater than market price on date of issuance, there was no impact on earnings either on the date of grant or thereafter, absent certain modifications to the options. The Company adopted Financial Accounting Standard No. 123 (R), Share-Based Payment (“Statement 123(R)”), on January 1, 2006 using the modified-prospective-transition method. Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, the Company’s results of operations could be materially impacted.
Derivative Instruments and Hedging Activities
Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, (“Statement 133”), requires the Company to recognize all of its derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting. The Company accounts for its derivative instruments that are not designated as hedges at fair value, with changes in fair value recorded in earnings. The Company does not enter into derivative instruments for speculation or trading purposes.

Foreign Currency
Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income”. Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.
Advertising Expense
The Company records advertising expense as it is incurred. Advertising expenses from continuing operations of $138.5 million, $130.4 million and $155.2 million were recorded during the years ended December 31, 2007, 2006 and 2005, respectively as a component of selling, general and administrative expenses.
Use of Estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.
Certain Reclassifications
The Company has reclassified certain selling, general and administrative expenses to direct operating expenses in 2006 and 2005 to conform to current year presentation. The historical financial statements and footnote disclosures have been revised to exclude amounts related to the Company’s television business, certain radio stations and Live Nation as discussed below.
New Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Statement 157 does not expand the use of fair value in any new circumstances. Companies will need to apply the recognition and disclosure provisions of Statement 157 for financial assets and financial liabilities and for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually effective January 1, 2008. The effective date in Statement 157 is delayed for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Excluded from the scope of Statement 157 are certain leasing transactions accounted for under FASB Statement No. 13, Accounting for Leases. The exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of Statement 157. The Company is currently evaluating the impact of adopting FAS 157 on our financial position or results of operations.
Statement of Financial Accounting Standards No. 141(R), Business Combinations (“Statement 141(R)”), was issued in December 2007. Statement 141(R) requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. Statement 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. Statement 141(R) amends Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. Statement 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. The Company expects to adopt Statement 141 (R) on January 1, 2009. Statement 141R’s impact on accounting for business combinations is dependent upon acquisitions at that time.
Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115 (“Statement 159”), was issued in February 2007. Statement 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Statement 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Statement 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. Statement 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in Statements No. 157, Fair Value Measurements, and No. 107, Disclosures about Fair Value of Financial Instruments. Statement 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company will adopt Statement 159 on January 1, 2008 and does not anticipate adoption to materially impact our financial position or results of operations.
Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“Statement 160”), was issued in December 2007. Statement 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under Statement 160 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Statement 160 is required to be adopted prospectively, except for reclassify noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. The Company expects to adopt Statement 160 on January 1, 2009 and is currently assessing the potential impact that the adoption could have on its financial statements.
NOTE B — DISCONTINUED OPERATIONS
Sale of non-core radio stations
On November 16, 2006, the Company announced plans to sell 448 non-core radio stations. The merger is not contingent on the sales of these stations, and the sales of these stations are not contingent on the closing of the Company’s merger discussed above. During the first quarter of 2008, the Company revised its plans to sell 173 of these stations because it determined that market conditions were not advantageous to complete the sales. The Company intends to hold and operate these stations. Of these, 145 were previously classified as discontinued operations. At March 31, 2008, these 145 non-core stations no longer meet the requirements of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (“Statement 144”) for classification as discontinued operations. Therefore, the assets, results of operations and cash flows from these 145 stations were reclassified to continuing operations in the Company’s consolidated financial statements.
The Company has 20 non-core radio stations that are no longer under a definitive asset purchase agreement as of March 31, 2008. The definitive asset purchase agreement was terminated in the fourth quarter of 2007. However the Company continues to actively market these radio stations and they continue to meet the criteria in Statement 144 for classification as discontinued operations. Therefore, the assets, results of operations and cash flows from these stations remain classified as discontinued operations in the Company’s consolidated financial statements as of and for the periods ended December 31, 2007.

The following table presents the activity related to the Company’s planned divestitures of 448 non-core radio stations:

Total radio stations announced as being marketed for sale on November 16, 2006	448
Total radio stations no longer being marketed for sale	(173)

Adjusted number of radio stations being marketed for sale (“Non-core” radio stations)	275
Non-core radio stations sold through March 31, 2008	(223)

Remaining non-core radio stations at March 31, 2008 classified as discontinued operations	52
Non-core radio stations under definitive asset purchase agreements at March 31, 2008	(32)

Non-core radio stations being marketed for sale	20

Sale of other radio stations
In addition to its non-core stations, the Company sold 5 stations in the fourth quarter of 2006 and had definitive asset purchase agreements for 8 stations at March 31, 2008.
Sale of the Television Business
On April 20, 2007, the Company entered into a definitive agreement with an affiliate (“buyer”) of Providence Equity Partners Inc. (“Providence”) to sell its television business. Subsequently, a representative of Providence informed the Company that the buyer is considering its options under the definitive agreement, including not closing the acquisition on the terms and conditions in the definitive agreement. The definitive agreement is in full force and effect, has not been terminated and contains customary closing conditions. There have been no allegations that we have breached any of the terms or conditions of the definitive agreement or that there is a failure of a condition to closing the acquisition. On November 29, 2007, the FCC issued its initial consent order approving the assignment of our television station licenses to the buyer.
The Company determined that each of these radio station markets and its television business represent disposal groups. Consistent with the provisions of Statement 144, the Company classified these assets that are subject to transfer under the definitive asset purchase agreements as discontinued operations at December 31, 2007 and 2006. Accordingly, depreciation and amortization associated with these assets was discontinued. Additionally, the Company determined that these assets comprise operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. As of March 31, 2008, the Company determined that the estimated fair value less costs to sell attributable to these assets was in excess of the carrying value of their related net assets held for sale.
Summarized operating results for the years ended December 31, 2007, 2006 and 2005 from these businesses are as follows:

	Year Ended December 31,
(In thousands)	2007	2006	2005
Revenue	$442,263	$531,621	$483,865
Income before income taxes	$209,882	$84,969	$61,282
Included in income from discontinued operations, net are income tax expenses of $64.0 million, $32.3 million and $23.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. Also included in income from discontinued operations for the years ended December 31, 2007 and 2006 are gains on the sale of certain radio stations of $144.6 million and $0.3 million, respectively.

The following table summarizes the carrying amount at December 31, 2007 and 2006 of the major classes of assets and liabilities of the Company’s businesses classified as discontinued operations:

	December 31,
(In thousands)	2007	2006
Assets
Accounts receivable, net	$76,426	$75,490
Other current assets	19,641	20,887

Total current assets	$96,067	$96,377

Land, buildings and improvements	$73,138	$116,631
Transmitter and studio equipment	207,230	259,435
Other property, plant and equipment	22,781	30,437
Less accumulated depreciation	138,425	177,621

Property, plant and equipment, net	$164,724	$228,882

Definite-lived intangibles, net	$283	$323
Licenses	107,910	119,977
Goodwill	111,529	256,664

Total intangible assets	$219,722	$376,964

Film rights	$18,042	$20,442
Other long-term assets	8,338	5,666

Total non-current assets	$26,380	$26,108

Liabilities
Accounts payable and accrued expenses	$10,565	$13,911
Film liability	18,027	21,765
Other current liabilities	8,821	9,403

Total current liabilities	$37,413	$45,079

Film liability	$19,902	$22,158
Other long-term liabilities	34,428	9,752

Total long-term liabilities	$54,330	$31,910

Spin-off of Live Nation
On December 2, 2005, the Company’s Board of Directors approved the spin-off of Live Nation, made up of the Company’s former live entertainment segment and sports representation business. The Company’s consolidated statements of operations have been restated to reflect Live Nation’s results of operations in discontinued operations for the year ended December 31, 2005. The following table displays financial information for Live Nation’s discontinued operations for the year ended December 31, 2005:

(In thousands)	2005(1)
Revenue (including sales to other Company segments of $0.7 million)	$2,858,481
Income before income taxes	$(16,215)

(1)	Includes the results of operations for Live Nation through December 21, 2005.
Included in income from discontinued operations, net is an income tax benefit of $316.7 million for the year ended December 31, 2005.
Transactions with Live Nation
The Company sells advertising and other services to Live Nation. For the years ended December 31, 2007 and 2006 the Company recorded $6.1 million and $4.3 million, respectively, of revenue for these advertisements. It is the Company’s opinion that these transactions were recorded at fair value.
NOTE C — INTANGIBLE ASSETS AND GOODWILL
Definite-lived Intangibles
The Company has definite-lived intangible assets which consist primarily of transit and street furniture contracts and other contractual rights in the outdoor segments, talent and program right contracts in the radio segment, and in the Company’s other segment, representation contracts for non-affiliated radio and television stations. Definite-lived intangible assets are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2007 and 2006:

(In thousands)	2007		2006
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Transit, street furniture, and other outdoor contractual rights	$867,283	$613,897	$821,364	$530,063
Talent contracts	—	—	125,270	115,537
Representation contracts	400,316	212,403	349,493	175,658
Other	84,004	39,433	121,180	73,556

Total	$1,351,603	$865,733	$1,417,307	$894,814

Total amortization expense from continuing operations related to definite-lived intangible assets for the years ended December 31, 2007, 2006 and 2005 was $105.0 million, $150.7 million and $153.8 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets that exist at December 31, 2007:

(In thousands)
2008	$87,668
2009	80,722
2010	62,740
2011	50,237
2012	42,067
As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary.
Indefinite-lived Intangibles
The Company’s indefinite-lived intangible assets consist of FCC broadcast licenses and billboard permits. FCC broadcast licenses are granted to both radio and television stations for up to eight years under the Telecommunications Act of 1996. The Act requires the FCC to renew a broadcast license if: it finds that the station has served the public interest, convenience and necessity; there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee; and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost. The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future. The Company’s billboard permits are issued in perpetuity by state and local governments and are transferable or renewable at little or no cost. Permits typically include the location which allows the Company the right to operate an advertising structure. The Company’s permits are located on either owned or leased land. In cases where the Company’s permits are located on leased land, the leases are typically from 10 to 20 years and renew indefinitely, with rental payments generally escalating at an inflation based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use.
The Company does not amortize its FCC broadcast licenses or billboard permits. The Company tests these indefinite-lived intangible assets for impairment at least annually using a direct method. This direct method assumes that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.
Under the direct method, the Company aggregates its indefinite-lived intangible assets at the market level for purposes of impairment testing as prescribed by EITF 02-07, Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets. The Company’s key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average station within a market.
Goodwill
The Company tests goodwill for impairment using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The Company’s reporting units for radio broadcasting and Americas outdoor advertising are the reportable segments. The Company determined that each country in its International outdoor segment constitutes a reporting unit and therefore tests goodwill for impairment at the country level. The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments for the years ended December 31, 2006 and 2007:

(In thousands)			International
	Radio	Americas Outdoor	Outdoor	Other	Total
Balance as of December 31, 2005	$6,110,684	$405,964	$343,611	—	$6,860,259
Acquisitions	42,761	249,527	42,222	—	334,510
Dispositions	(10,532)	(1,913)	—	—	(12,445)
Foreign currency	—	14,085	40,109	—	54,194
Adjustments	(2,300)	323	(312)	6	(2,283)

Balance as of December 31, 2006	6,140,613	667,986	425,630	6	7,234,235
Acquisitions	5,608	20,361	13,733	1,994	41,696
Dispositions	(3,974)	—	—	—	(3,974)
Foreign currency	—	78	35,430	—	35,508
Adjustments	(96,720)	(89)	(540)	—	(97,349)

Balance as of December 31, 2007	$6,045,527	$688,336	$474,253	$2,000	$7,210,116

Included in the Americas’ acquisitions amount above in 2006 is $148.6 million related to the acquisition of Interspace, all of which is expected to be deductible for tax purposes.
In 2007, the Company recorded a $97.4 million adjustment to its balance of goodwill related to tax positions established as part of various radio station acquisitions for which the IRS audit periods have now closed.
NOTE D — BUSINESS ACQUISITIONS
2007 Acquisitions
The Company acquired domestic outdoor display faces and additional equity interests in international outdoor companies for $69.1 million in cash during 2007. The Company’s national representation business acquired representation contracts for $53.0 million in cash during 2007.
2006 Acquisitions
The Company acquired radio stations for $16.4 million and a music scheduling company for $44.3 million in cash plus $10.0 million of deferred purchase consideration during 2006. The Company also acquired Interspace Airport Advertising, Americas and international outdoor display faces and additional equity interests in international outdoor companies for $242.4 million in cash. The Company exchanged assets in one of its Americas outdoor markets for assets located in a different market and recognized a gain of $13.2 million in “Gain on disposition of assets — net”. In addition, the Company’s national representation firm acquired representation contracts for $38.1 million in cash.
2005 Acquisitions
During 2005 the Company acquired radio stations for $3.6 million in cash. The Company also acquired Americas outdoor display faces for $113.2 million in cash. The Company’s international outdoor segment acquired display faces for $17.1 million and increased its investment to a controlling majority interest in Clear Media Limited for $8.9 million. Clear Media is a Chinese outdoor advertising company and as a result of consolidating its operations during the third quarter of 2005, the acquisition resulted in an increase in the Company’s cash of $39.7 million. Also, the Company’s national representation business acquired new contracts for a total of $47.7 million.
Acquisition Summary
The following is a summary of the assets and liabilities acquired and the consideration given for all acquisitions made during 2007 and 2006:

(In thousands)	2007	2006
Property, plant and equipment	$28,002	$49,641
Accounts receivable	—	18,636
Definite lived intangibles	55,017	177,554
Indefinite-lived intangible assets	15,023	32,862
Goodwill	41,696	253,411
Other assets	3,453	6,006

	143,191	538,110
Other liabilities	(13,081)	(64,303)
Minority interests	—	(15,293)
Deferred tax	—	(21,361)
Subsidiary common stock issued, net of minority interests	—	(67,873)

	(13,081)	(168,830)

Less: fair value of net assets exchanged in swap	(8,000)	(28,074)

Cash paid for acquisitions	$122,110	$341,206

The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets were met, would not significantly impact the Company’s financial position or results of operations.
NOTE E — INVESTMENTS
The Company’s most significant investments in nonconsolidated affiliates are listed below:
Australian Radio Network
The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand.
Grupo ACIR Comunicaciones
The Company owns a forty-percent (40%) interest in Grupo ACIR Comunicaciones (“ACIR”), a Mexican radio broadcasting company. ACIR owns and operates radio stations throughout Mexico.

Summarized Financial Information
The following table summarizes the Company’s investments in these nonconsolidated affiliates:

			All
(In thousands)	ARN	ACIR	Others	Total
At December 31, 2006	$145,646	$68,260	$97,352	$311,258
Acquisition (disposition) of investments, net	—	—	(46)	(46)
Other, net	(22,259)	—	2,861	(19,398)
Equity in net earnings (loss)	25,832	4,942	4,402	35,176
Foreign currency transaction adjustment	(2,082)	—	—	(2,082)
Foreign currency translation adjustment	18,337	(297)	3,439	21,479

At December 31, 2007	$165,474	$72,905	$108,008	$346,387

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates”. Accumulated undistributed earnings included in retained deficit for these investments were $133.6 million, $112.8 million and $90.1 million for December 31, 2007, 2006 and 2005, respectively.
Other Investments
Other investments of $237.6 million and $245.0 million at December 31, 2007 and 2006, respectively, include marketable equity securities and other investments classified as follows:

(In thousands)	Fair	Unrealized
Investments	Value	Gains	(Losses)	Net	Cost
2007
Available-for sale	$140,731	$104,996	$—	$104,996	$35,735
Trading	85,649	78,391	—	78,391	7,258
Other cost investments	11,218	—	—	—	11,218

Total	$237,598	$183,387	$—	$183,387	$54,211

2006
Available-for sale	$154,297	$118,563	$—	$118,563	$35,734
Trading	74,953	67,695	—	67,695	7,258
Other cost investments	15,730	—	—	—	15,730

Total	$244,980	$186,258	$—	$186,258	$58,722

A certain amount of the Company’s trading securities secure its obligations under forward exchange contracts discussed in Note H.
The accumulated net unrealized gain on available-for-sale securities, net of tax, of $69.4 million and $79.5 million were recorded in shareholders’ equity in “Accumulated other comprehensive income” at December 31, 2007 and 2006, respectively. The net unrealized gain (loss) on trading securities of $10.7 million and $20.5 million for the years ended December 31, 2007 and 2006, respectively, is recorded on the statement of operations in “Gain (loss) on marketable securities”. Other cost investments include various investments in companies for which there is no readily determinable market value.

NOTE F — ASSET RETIREMENT OBLIGATION
The Company’s asset retirement obligation is reported in “Other long-term liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease. The liability is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.
The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	2007	2006
Balance at January 1	$59,280	$49,807
Adjustment due to change in estimate of related costs	8,958	7,581
Accretion of liability	4,236	3,539
Liabilities settled	(1,977)	(1,647)

Balance at December 31	$70,497	$59,280

NOTE G — LONG-TERM DEBT
Long-term debt at December 31, 2007 and 2006 consisted of the following:

	December 31,
(In thousands)	2007	2006
Bank credit facilities	$174,619	$966,488
Senior Notes:
6.25% Senior Notes Due 2011	750,000	750,000
3.125% Senior Notes Due 2007	—	250,000
4.625% Senior Notes Due 2008	500,000	500,000
6.625% Senior Notes Due 2008	125,000	125,000
4.25% Senior Notes Due 2009	500,000	500,000
7.65% Senior Notes Due 2010	750,000	750,000
4.5% Senior Notes Due 2010	250,000	250,000
4.4% Senior Notes Due 2011	250,000	250,000
5.0% Senior Notes Due 2012	300,000	300,000
5.75% Senior Notes Due 2013	500,000	500,000
5.5% Senior Notes Due 2014	750,000	750,000
4.9% Senior Notes Due 2015	250,000	250,000
5.5% Senior Notes Due 2016	250,000	250,000
6.875% Senior Debentures Due 2018	175,000	175,000
7.25% Senior Debentures Due 2027	300,000	300,000
Subsidiary level notes	644,860	671,305
Other long-term debt	106,119	164,939
Purchase accounting adjustment and original issue (discount) premium	(11,849)	(9,823)
Fair value adjustments related to interest rate swaps	11,438	(29,834)

	6,575,187	7,663,075
Less: current portion	1,360,199	336,375

Total long-term debt	$5,214,988	$7,326,700

Bank Credit Facility
The Company has a five-year, multi-currency revolving credit facility in the amount of $1.75 billion. The interest rate is based upon a prime, LIBOR, or Federal Funds rate selected at the Company’s discretion, plus a margin. The multi-currency revolving credit facility can be used for general working capital purposes including commercial paper support as well as to fund capital expenditures, share repurchases, acquisitions and the refinancing of public debt securities.
At December 31, 2007, the outstanding balance on the $1.75 billion credit facility was $174.6 million and, taking into account letters of credit of $82.8 million, $1.5 billion was available for future borrowings, with the entire balance to be repaid on July 12, 2009. At December 31, 2007, interest rates on this bank credit facility varied from 5.0% to 5.4%.
Senior Notes
On February 1, 2007, the Company redeemed its 3.125% Senior Notes at their maturity for $250.0 million plus accrued interest with proceeds from its bank credit facility.
On December 17, 2007, the Company announced that it commenced a cash tender offer and consent solicitation for its outstanding $750.0 million principal amount of the 7.65% Senior Notes due 2010 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 17, 2007. As of February 13, 2008, the Company had received tenders and consents representing 98% of its outstanding 7.65% Senior Notes due 2010. The tender offer is conditioned upon the consummation of the Merger. The completion of the Merger and the related debt financings are not subject to, or conditioned upon, the completion of the tender offer.
All fees and initial offering discounts are being amortized as interest expense over the life of the respective notes. The aggregate principal amount and market value of the senior notes was approximately $5.7 billion and $5.0 billion, respectively, at December 31, 2007. The aggregate principal and market value of the senior notes was approximately $5.9 billion and $5.5 billion, respectively, at December 31, 2006.
Interest Rate Swaps: The Company entered into interest rate swap agreements on the 3.125% senior notes due 2007, the 4.25% senior notes due 2009, the 4.4% senior notes due 2011 and the 5.0% senior notes due 2012 whereby the Company pays interest at a floating rate and receives the fixed rate coupon. The fair value of the Company’s swaps was an asset of $11.4 million and a liability of $29.8 million at December 31, 2007 and 2006, respectively.
Subsidiary Level Notes
AMFM Operating Inc. (“AMFM”), a wholly-owned subsidiary of the Company, has outstanding long-term bonds, of which are all 8% senior notes due 2008. On November 13, 2007 AMFM redeemed $26.4 million of its 8% senior notes pursuant to a Net Proceeds Offer (as defined in the indenture governing the notes). Following the redemption, $644.9 million principal amount remained outstanding. The senior notes include a purchase accounting premium of $3.2 million and $7.1 million at December 31, 2007 and 2006, respectively. The fair value of the senior notes was $661.0 million and $701.0 million at December 31, 2007 and 2006, respectively.
On December 17, 2007, AMFM commenced a cash tender offer and consent solicitation for the outstanding $644.9 million principal amount of the 8% Senior Notes due 2008 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 17, 2007. As of February 13, 2008, AMFM had received tenders and consents representing 87% of its outstanding 8% Senior Notes due 2008. The tender offer is conditioned upon the consummation of the Merger. The completion of the Merger and the related debt financings are not subject to, or conditioned upon, the completion of the tender offer.
Other Borrowings
Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $106.1 million balance at December 31, 2007, is $87.2 million that matures in less than one year.

Debt Covenants
The significant covenants on the Company’s $1.75 billion five-year, multi-currency revolving credit facility relate to leverage and interest coverage contained and defined in the credit agreement. The leverage ratio covenant requires the Company to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit agreement) of less than 5.25x. The interest coverage covenant requires the Company to maintain a minimum ratio of operating cash flow (as defined by the credit agreement) to interest expense of 2.50x. In the event that the Company does not meet these covenants, it is considered to be in default on the credit facility at which time the credit facility may become immediately due. At December 31, 2007, the Company’s leverage and interest coverage ratios were 3.0x and 5.1x, respectively. This credit facility contains a cross default provision that would be triggered if we were to default on any other indebtedness greater than $200.0 million.
The Company’s other indebtedness does not contain provisions that would make it a default if the Company were to default on our credit facility.
The fees the Company pays on its $1.75 billion, five-year multi-currency revolving credit facility depend on the highest of its long-term debt ratings, unless there is a split rating of more than one level in which case the fees depend on the long-term debt rating that is one level lower than the highest rating. Based on the Company’s current ratings level of B-/Baa3, its fees on borrowings are a 52.5 basis point spread to LIBOR and are 22.5 basis points on the total $1.75 billion facility. In the event the Company’s ratings improve, the fee on borrowings and facility fee decline gradually to 20.0 basis points and 9.0 basis points, respectively, at ratings of A/A3 or better. In the event that the Company’s ratings decline, the fee on borrowings and facility fee increase gradually to 120.0 basis points and 30.0 basis points, respectively, at ratings of BB/Ba2 or lower.
The Company believes there are no other agreements that contain provisions that trigger an event of default upon a change in long-term debt ratings that would have a material impact to its financial statements.
Additionally, the Company’s 8% senior notes due 2008, which were originally issued by AMFM Operating Inc., a wholly-owned subsidiary of the Company, contain certain restrictive covenants that limit the ability of AMFM Operating Inc. to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate, or effect certain asset sales.
At December 31, 2007, the Company was in compliance with all debt covenants.
Future maturities of long-term debt at December 31, 2007 are as follows:

(In thousands)
2008 (1)	$1,357,047
2009	686,514
2010 (2)	1,000,077
2011	1,002,250
2012	300,000
Thereafter	2,229,710

Total (3)	$6,575,598

(1)	The balance includes the $644.9 million principal amount of the 8% Senior Notes due 2008 which the Company received tenders and consents discussed above.

(2)	The balance includes the $750.0 million principal amount of the 7.65% Senior Notes due 2010 which the Company received tenders and consents discussed above.

(3)	The total excludes the $3.2 million in unamortized fair value purchase accounting adjustment premiums related to the merger with AMFM, the $11.4 million related to fair value adjustments for interest rate swap agreements and the $15.0 million related to original issue discounts.

NOTE H — FINANCIAL INSTRUMENTS
The Company has entered into financial instruments, such as interest rate swaps, secured forward exchange contracts and foreign currency rate management agreements, with various financial institutions. The Company continually monitors its positions with, and credit quality of, the financial institutions which are counterparties to its financial instruments. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company considers this risk to be low.
Interest Rate Swaps
The Company has $1.1 billion of interest rate swaps at December 31, 2007 that are designated as fair value hedges of the underlying fixed-rate debt obligations. The terms of the underlying debt and the interest rate swap agreements coincide; therefore the hedge qualifies for the short-cut method defined in Statement 133. Accordingly, no net gains or losses were recorded on the statement of operations related to the Company’s underlying debt and interest rate swap agreements. On December 31, 2007, the fair value of the interest rate swap agreements was recorded on the balance sheet as “Other long-term assets” with the offset recorded in “Long-term debt” of approximately $11.4 million. On December 31, 2006, the fair value of the interest rate swap agreements was recorded on the balance sheet as “Other long-term liabilities” with the offset recorded in “Long-term debt” of approximately $29.8 million. Accordingly, an adjustment was made to the swaps and carrying value of the underlying debt on December 31, 2007 and 2006 to reflect the change in fair value.
Secured Forward Exchange Contracts
In 2001, Clear Channel Investments, Inc., a wholly owned subsidiary of the Company, entered into two ten-year secured forward exchange contracts that monetized 2.9 million shares of its investment in American Tower Corporation (“AMT”). The AMT contracts had a value of $17.0 million and $10.3 million recorded in “Other long term liabilities” at December 31, 2007 and December 31, 2006, respectively. These contracts are not designated as a hedge of the Company’s cash flow exposure of the forecasted sale of the AMT shares. During the years ended December 31, 2007, 2006 and 2005, the Company recognized losses of $6.7 million, $22.0 million and $18.2 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of these contracts. To offset the change in the fair value of these contracts, the Company has recorded AMT shares as trading securities. During the years ended December 31, 2007, 2006 and 2005, the Company recognized income of $10.7 million, $20.5 million and $17.5 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of the shares.
Foreign Currency Rate Management
As a result of the Company’s foreign operations, the Company is exposed to foreign currency exchange risks related to its investment in net assets in foreign countries. To manage this risk, the Company holds two United States dollar — Euro cross currency swaps with an aggregate Euro notional amount of €706.0 million and a corresponding aggregate U.S. dollar notional amount of $877.7 million. These cross currency swaps had a value of $127.4 million and $68.5 million at December 31, 2007 and 2006, respectively, which was recorded in “Other long-term obligations”.
The cross currency swaps require the Company to make fixed cash payments on the Euro notional amount while it receives fixed cash payments on the equivalent U.S. dollar notional amount, all on a semiannual basis. The Company has designated the cross currency swaps as a hedge of its net investment in Euro denominated assets. The Company selected the forward method under the guidance of the Derivatives Implementation Group Statement 133 Implementation Issue H8, Foreign Currency Hedges: Measuring the Amount of Ineffectiveness in a Net Investment Hedge. The forward method requires all changes in the fair value of the cross currency swaps and the semiannual cash payments to be reported as a cumulative translation adjustment in other comprehensive income (loss) in the same manner as the underlying hedged net assets. As of December 31, 2007, a $73.5 million loss, net of tax, was recorded as a cumulative translation adjustment to “Other comprehensive income (loss)” related to the cross currency swaps.

NOTE I — COMMITMENTS AND CONTINGENCIES
The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in EITF 01-8, Determining Whether an Arrangement Contains a Lease (“EITF 01-8”), Financial Accounting Standards No. 13, Accounting for Leases, Financial Accounting Standards No. 29, Determining Contingent Rentals an amendment of FASB Statement No. 13 (“Statement 29”) and FASB Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases (“FTB 85-3”).
The Company considers its non-cancelable contracts that enable it to display advertising on buses, taxis, trains, bus shelters, etc. to be leases in accordance with the guidance in EITF 01-8. These contracts may contain minimum annual franchise payments which generally escalate each year. The Company accounts for these minimum franchise payments on a straight-line basis in accordance with FTB 85-3. If the rental increases are not scheduled in the lease, for example an increase based on the CPI, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals under Statement 29, and records these payments as expense when accruable.
The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in FTB 85-3. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.
The Company’s contracts with municipal bodies or private companies relating to street furniture, billboard, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.
Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.
As of December 31, 2007, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

	Non-Cancelable	Non-Cancelable	Capital
(In thousands)	Operating Leases	Contracts	Expenditures
2008	$372,474	$776,203	$106,187
2009	333,870	632,680	33,171
2010	298,193	449,232	12,759
2011	252,083	399,317	5,483
2012	220,678	255,976	1,741
Thereafter	1,234,261	756,159	232

Total	$2,711,559	$3,269,567	$159,573

Rent expense charged to continuing operations for 2007, 2006 and 2005 was $1.2 billion, $1.1 billion and $1.0 billion, respectively.
The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.
In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by federal and state laws mandating compensation for such loss and constitutional restraints.
Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2007, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $35.0 million. As the contingencies have not been met or resolved as of December 31, 2007, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.
The Company has various investments in nonconsolidated affiliates subject to agreements that contain provisions that may result in future additional investments to be made by the Company. The put values are contingent upon the financial performance of the investee and are typically based on the investee meeting certain EBITDA targets, as defined in the agreement. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact the financial position or results of operations of the Company.
NOTE J — GUARANTEES
Within the Company’s $1.75 billion credit facility, there exists a $150.0 million sub-limit available to certain of the Company’s international subsidiaries. This $150.0 million sub-limit allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provides funds to the Company’s international operations for certain working capital needs. Subsidiary borrowings under this sub-limit are guaranteed by the Company. At December 31, 2007, this portion of the $1.75 billion credit facility’s outstanding balance was $80.0 million, which is recorded in “Long-term debt” on the Company’s financial statements.
Within the Company’s bank credit facility agreement is a provision that requires the Company to reimburse lenders for any increased costs that they may incur in an event of a change in law, rule or regulation resulting in their reduced returns from any change in capital requirements. In addition to not being able to estimate the potential amount of any future payment under this provision, the Company is not able to predict if such event will ever occur.
The Company currently has guarantees that provide protection to its international subsidiary’s banking institutions related to overdraft lines up to approximately $40.2 million. As of December 31, 2007, no amounts were outstanding under these agreements.
As of December 31, 2007, the Company has outstanding commercial standby letters of credit and surety bonds of $90.0 million and $52.6 million, respectively. These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items. These letters of credit reduce the borrowing availability on the Company’s bank credit facilities, and are included in the Company’s calculation of its leverage ratio covenant under the bank credit facilities. The surety bonds are not considered as borrowings under the Company’s bank credit facilities.

NOTE K — INCOME TAXES
Significant components of the provision for income tax expense (benefit) are as follows:

(In thousands)	2007	2006	2005
Current — federal	$187,700	$211,444	$(20,614)
Current — foreign	43,776	40,454	56,879
Current — state	21,434	26,765	(2,500)

Total current	252,910	278,663	33,765

Deferred — federal	175,524	185,053	385,471
Deferred — foreign	(1,400)	(9,134)	(35,040)
Deferred — state	14,114	15,861	18,851

Total deferred	188,238	191,780	369,282

Income tax expense	$441,148	$470,443	$403,047

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2007 and 2006 are as follows:

(In thousands)	2007	2006
Deferred tax liabilities:
Intangibles and fixed assets	$921,497	$753,178
Unrealized gain in marketable securities	20,715	38,485
Foreign	7,799	4,677
Equity in earnings	44,579	26,277
Investments	17,585	13,396
Deferred Income	4,940	4,129
Other	11,814	11,460

Total deferred tax liabilities	1,028,929	851,602

Deferred tax assets:
Accrued expenses	91,080	19,908
Long-term debt	56,026	35,081
Net operating loss/Capital loss carryforwards	521,187	558,371
Bad debt reserves	14,051	14,447
Other	90,511	66,635

Total gross deferred tax assets	772,855	694,442
Valuation allowance	516,922	553,398

Total deferred tax assets	255,933	141,044

Net deferred tax liabilities	$772,996	$710,558

Included in the Company’s net deferred tax liabilities are $20.9 million and $19.3 million of current net deferred tax assets for 2007 and 2006, respectively. The Company presents these assets in “Other current assets” on its consolidated balance sheets. The remaining $793.9 million and $729.8 million of net deferred tax liabilities for 2007 and 2006, respectively, are presented in “Deferred tax liabilities” on the consolidated balance sheets.
At December 31, 2007, net deferred tax liabilities include a deferred tax asset of $35.7 million relating to stock-based compensation expense under Statement 123(R). Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. The provisions of Statement 123(R), however, do not allow a valuation allowance to be recorded unless the company’s future taxable income is expected to be insufficient to recover the asset. Accordingly, there can be no assurance that the stock price of the Company’s common stock will rise to levels sufficient to realize the entire tax benefit currently reflected in its balance sheet. See Note L for additional discussion of Statement 123(R).

The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses and tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with Statement 142, the Company no longer amortizes FCC licenses and permits. Thus, a deferred tax benefit for the difference between book and tax amortization for the Company’s FCC licenses, permits and tax-deductible goodwill is no longer recognized, as these assets are no longer amortized for book purposes. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its FCC licenses, permits and tax deductible goodwill or sells its FCC licenses or permits. As the Company continues to amortize its tax basis in its FCC licenses, permits and tax deductible goodwill, the deferred tax liability will increase over time.
During 2005, the Company recognized a capital loss of approximately $2.4 billion as a result of the spin-off of Live Nation. Of the $2.4 billion capital loss, approximately $734.5 million was used to offset capital gains recognized in 2002, 2003 and 2004 and the Company received the related $257.0 million tax refund on October 12, 2006. As of December 31, 2007, the remaining capital loss carryforward is approximately $1.4 billion and it can be used to offset future capital gains for the next three years. The Company has recorded an after tax valuation allowance of $516.9 million related to the capital loss carryforward due to the uncertainty of the ability to utilize the carryforward prior to its expiration. If the Company is able to utilize the capital loss carryforward in future years, the valuation allowance will be released and be recorded as a current tax benefit in the year the losses are utilized.
The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense (benefit) is:

	2007		2006		2005
(In thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Income tax expense (benefit) at statutory rates	$448,298	35%	$399,423	35%	$356,316	35%
State income taxes, net of federal tax benefit	35,548	3%	42,626	4%	16,351	2%
Foreign taxes	(8,857)	(1%)	6,391	1%	6,624	1%
Nondeductible items	6,228	0%	2,607	0%	2,337	0%
Changes in valuation allowance and other estimates	(34,005)	(3%)	16,482	1%	19,673	2%
Other, net	(6,064)	(0%)	2,914	0%	1,746	0%

	$441,148	34%	$470,443	41%	$403,047	40%

During 2007, the Company utilized approximately $2.2 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by the Company. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense for the year ended December 31, 2007. The Company’s effective income tax rate for 2007 was 34.4% as compared to 41.2% for 2006. For 2007, the effective tax rate was primarily affected by the recording of current tax benefits of approximately $45.7 million related to the settlement of several tax positions with the Internal Revenue Service (“IRS”) for the 1999 through 2004 tax years and deferred tax benefits of approximately $14.6 million related to the release of valuation allowances for the use of certain capital loss carryforwards. These tax benefits were partially offset by additional current tax expense being recorded in 2007 due to an increase in Income before income taxes of $139.6 million.
During 2006, the Company utilized approximately $70.3 million of net operating loss carryforwards, the majority of which were generated during 2005. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense for the year ended December 31, 2006. In addition, current tax expense was reduced by approximately $22.1 million related to the disposition of certain operating assets and the filing of an amended tax return during 2006. As discussed above, the Company recorded a capital loss on the spin-off of Live Nation. During 2006 the amount of capital loss carryforward and the related valuation allowance was adjusted to the final amount reported on our 2005 filed tax return.
During 2005, current tax expense was reduced by approximately $204.7 million from foreign exchange losses as a result of the Company’s restructuring its international businesses consistent with its strategic realignment, a foreign exchange loss for tax purposes on the redemption of the Company’s Euro denominated bonds and tax deductions taken on an amended tax return filing for a previous year. These losses resulted in a net operating loss of $65.5 million for 2005. The Company’s deferred tax expense increased as a result of these items. As stated above, the Company recognized a capital loss of approximately $2.4 billion during 2005. Approximately $925.5 million of the capital loss was utilized in 2005 and carried back to earlier years and no amount was utilized in 2006. The anticipated utilization of the capital loss resulted in a $314.1 million current tax benefit that was recorded as a component of discontinued operations in 2005.
The remaining federal net operating loss carryforwards of $9.5 million expires in various amounts from 2008 to 2020.
The Company adopted Financial Accounting Standard Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements. FIN 48 prescribes a recognition threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken within an income tax return. The adoption of FIN 48 resulted in a decrease of $0.2 million to the January 1, 2007 balance of “Retained deficit”, an increase of $101.7 million in “Other long term-liabilities” for unrecognized tax benefits and a decrease of $123.0 million in “Deferred income taxes”. The total amount of unrecognized tax benefits at January 1, 2007 was $416.1 million, inclusive of $89.6 million for interest. Of this total, $218.4 million represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods.
The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2007 was $43.0 million. The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2007 was $237.1 million and is recorded in “Other long-term liabilities” on the Company’s consolidated balance sheets. Of this total, $232.8 million represents the amount of unrecognized tax benefits and accrued interest and penalties that, if recognized, would favorably affect the effective income tax rate in future periods.

			Gross
	Unrecognized Tax	Accrued Interest	Unrecognized
(In thousands)	Benefits	and Penalties	Tax Benefits

Balance at January 1, 2007	$326,478	$89,692	$416,170
Increases due to tax positions taken during 2007	18,873	—	18,873
Increase due to tax positions taken in previous years	45,404	25,761	71,165
Decreases due to settlements with taxing authorities	(196,236)	(72,274)	(268,510)
Decreases due to lapse of statute of limitations	(459)	(154)	(613)

Balance at December 31, 2007	$194,060	$43,025	$237,085

The Company and its subsidiaries file income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. As stated above, the Company settled several federal tax positions for the 1999 through 2004 tax years with the IRS during the year ended December 31, 2007. As a result of this settlement and other state and foreign settlements, the Company reduced its balance of unrecognized tax benefits and associated accrued interest and penalties by $268.5 million. Of this amount, $52.4 million was recorded as a decrease to current tax expense, $97.4 million as a decrease to goodwill attributable to prior acquisitions, and $118.7 million as adjustments to current and deferred tax payables and other balance sheet accounts. The IRS is currently auditing the Company’s 2005 and 2006 tax years. Substantially all material state, local, and foreign income tax matters have been concluded for years through 1999. The Company does not expect to resolve any material federal tax positions within the next twelve months.

NOTE L — SHAREHOLDERS’ EQUITY
Dividends
The Company’s Board of Directors declared quarterly cash dividends as follows.
(In millions, except per share data)

	Amount per
Declaration	Common
Date	Share	Record Date	Payment Date	Total Payment
2007:
February 21, 2007	0.1875	March 31, 2007	April 15, 2007	$93.0
April 19, 2007	0.1875	June 30, 2007	July 15, 2007	93.4
July 27, 2007	0.1875	September 30, 2007	October 15, 2007	93.4
December 3, 2007	0.1875	December 31, 2007	January 15, 2008	93.4

2006:
February 14, 2006	0.1875	March 31, 2006	April 15, 2006	$95.5
April 26, 2006	0.1875	June 30, 2006	July 15, 2006	94.0
July 25, 2006	0.1875	September 30, 2006	October 15, 2006	92.4
October 25, 2006	0.1875	December 31, 2006	January 15, 2007	92.6
Share-Based Payments
The Company has granted options to purchase its common stock to employees and directors of the Company and its affiliates under various stock option plans typically at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. These options vest over a period of up to five years. All option plans contain anti-dilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.
The Company adopted the fair value recognition provisions of Statement 123(R) on January 1, 2006, using the modified-prospective-transition method. The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over the vesting period. Prior to January 1, 2006, the Company accounted for its share-based payments under the recognition and measurement provisions of APB 25 and related Interpretations, as permitted by Statement 123. Under that method, when options are granted with a strike price equal to or greater than the market price on the date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent certain modifications to the options. The amounts recorded as share-based payments prior to adopting Statement 123(R) primarily related to the expense associated with restricted stock awards. Under the modified-prospective-transition method, compensation cost recognized beginning in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). As permitted under the modified-prospective-transition method, results for prior periods have not been restated.
As a result of adopting Statement 123(R) on January 1, 2006, the Company’s income before income taxes, minority interest and discontinued operations for the year ended December 31, 2006 was $27.3 million lower and net income for the year ended December 31, 2006 was $17.5 million lower than if it had continued to account for share-based compensation under APB 25. Basic and diluted earnings per share for the year ended December 31, 2006 were $.04 and $.03 lower, respectively, than if the Company had continued to account for share-based compensation under APB 25.
Prior to the adoption of Statement 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. Statement 123(R) requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow after adoption of Statement 123(R) is not material.
The following table illustrates the effect on net income and earnings per share for the year ended December 31, 2005 as if the Company had applied the fair value recognition provisions of Statement 123(R) to options granted under the Company’s stock option plans in all periods presented. For purposes of this pro forma disclosure, the value of the options, excluding restricted stock awards, is estimated using a Black-Scholes option-pricing model and amortized to expense over the options’ vesting periods.

(In thousands, except per share data)	2005
Income before discontinued operations:
Reported	$597,151

Add: Share-based payments included in reported net income, net of related tax effects	6,081
Deduct: Total share-based payments determined under fair value based method for all awards, net of related tax effects	(30,426)

Pro Forma	$572,806

Income from discontinued operations, net of tax:
Reported	$338,511

Add: Share-based payments included in reported net income, net of related tax effects	1,313
Deduct: Total share-based payments determined under fair value based method for all awards, net of related tax effects	4,067

Pro Forma	$343,891

Income before discontinued operations per common share:
Basic:
Reported	$1.09

Pro Forma	$1.05

Diluted:
Reported	$1.09

Pro Forma	$1.05

Discontinued operations, net per common share:
Basic:
Reported	$.62

Pro Forma	$.63

Diluted:
Reported	$.62

Pro Forma	$.63

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on the Company’s stock, historical volatility on the Company’s stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. The Company uses historical data to estimate option exercises and employee terminations within the valuation model. Prior to the adoption of Statement 123(R), the Company recognized forfeitures as they occurred in its Statement 123 pro forma disclosures. Beginning January 1, 2006, the Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of the Company’s options on the date of grant during the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Expected volatility	25%	25%	25%
Expected life in years	5.5 — 7	5 — 7.5	5 — 7.5
Risk-free interest rate	4.74% — 4.81%	4.61% — 5.10%	3.76% — 4.44%
Dividend yield	1.97%	2.32% — 2.65%	1.46% — 2.36%
The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the year ended December 31, 2007 (“Price” reflects the weighted average exercise price per share):

			Weighted Average	Aggregate
			Remaining Contractual	Intrinsic
(In thousands, except per share data)	Options	Price	Term	Value
Outstanding, January 1, 2007	36,175	$42.18
Granted (a)	5	38.11
Exercised (b)	(3,021)	23.10
Forfeited	(422)	32.05
Expired	(2,094)	51.67

Outstanding, December 31, 2007	30,643	43.56	2.43 years	$20,879

Exercisable	23,826	46.79	1.63 years	4,089
Expect to Vest	6,817	32.26	5.2 years	16,790

(a)	The weighted average grant date fair value of options granted during the years ended December 31, 2007, 2006 and 2005 was $10.60, $7.21 and $8.01, respectively.

(b)	Cash received from option exercises for the year ended December 31, 2007 was $69.8 million, and the Company received an income tax benefit of $6.5 million relating to the options exercised during the year ended December 31, 2007. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005 was $41.2 million, $22.2 million and $10.8 million, respectively.
A summary of the Company’s unvested options at and changes during the year ended December 31, 2007, is presented below:

		Weighted Average
		Grant Date
(In thousands, except per share data)	Options	Fair Value
Unvested, January 1, 2007	7,789	$10.77
Granted	5	10.60
Vested (a)	(556)	14.23
Forfeited	(421)	10.63

Unvested, December 31, 2007	6,817	10.80

(a)	The total fair value of shares vested during the year ended December 31, 2007 and 2006 was $7.9 million and $95.3 million, respectively.

Restricted Stock Awards
The Company has granted restricted stock awards to employees and directors of the Company and its affiliates. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company prior to the lapse of the restriction. The restricted stock awards were granted out of the Company’s stock option plans. Recipients of the restricted stock awards are entitled to all cash dividends as of the date the award was granted.
The following table presents a summary of the Company’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2007 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2007	2,282	$32.64
Granted	1,161	38.07
Vested (restriction lapsed)	(53)	34.63
Forfeited	(89)	32.47

Outstanding, December 31, 2007	3,301	34.52

Subsidiary Share-Based Awards
The Company’s subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCO”), grants options to purchase shares of its Class A common stock to its employees and directors and its affiliates under its incentive stock plan typically at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with CCO or one of its affiliates. These options vest over a period of up to five years. The incentive stock plan contains anti-dilutive provisions that permit an adjustment of the number of shares of CCO’s common stock represented by each option for any change in capitalization.
Prior to CCO’s IPO, CCO did not have any compensation plans under which it granted stock awards to employees. However, the Company had granted certain of CCO’s officers and other key employees stock options to purchase shares of the Company’s common stock. All outstanding options to purchase shares of the Company’s common stock held by CCO employees were converted using an intrinsic value method into options to purchase shares of CCO Class A common stock concurrent with the closing of CCO’s IPO.
The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on CCO’s stock, historical volatility on CCO’s stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. CCO uses historical data to estimate option exercises and employee terminations within the valuation model. Prior to the adoption of Statement 123(R), the Company recognized forfeitures as they occurred in its Statement 123 pro forma disclosures. Beginning January 1, 2006, the Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of CCO’s options on the date of grant during the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Expected volatility	27%	27%	25% — 27%
Expected life in years	5.0 — 7.0	5.0 — 7.5	1.3 — 7.5
Risk-free interest rate	4.76% — 4.89%	4.58% — 5.08%	4.42% — 4.58%
Dividend yield	0%	0%	0%

The following table presents a summary of CCO’s stock options outstanding at and stock option activity during the year ended December 31, 2007 (“Price” reflects the weighted average exercise price per share):

			Weighted Average	Aggregate
			Remaining Contractual	Intrinsic
(In thousands, except per share data)	Options	Price	Term	Value
Outstanding, January 1, 2007	7,707	$23.41
Granted (a)	978	29.02
Exercised (b)	(454)	23.85
Forfeited	(71)	19.83
Expired	(624)	36.25

Outstanding, December 31, 2007	7,536	23.08	4.2 years	$40,259

Exercisable	2,915	26.82	1.6 years	$6,900
Expect to vest	4,622	20.73	5.9 years	$33,359

(a)	The weighted average grant date fair value of options granted during the years ended December 31, 2007, 2006 and 2005 was $11.05, $6.76 and $6.51, respectively.

(b)	Cash received from option exercises for the year ended December 31, 2007 was $10.8 million. The total intrinsic value of options exercised during the years ended December 31, 2007 and 2006 was $2.0 million and $0.3 million, respectively.
A summary of CCO’s unvested options at and changes during the year ended December 31, 2007, is presented below:

		Weighted Average
		Grant Date
(In thousands, except per share data)	Options	Fair Value
Unvested, January 1, 2007	4,151	$5.78
Granted	978	11.05
Vested (a)	(436)	4.55
Forfeited	(71)	5.91

Unvested, December 31, 2007	4,622	7.01

(a)	The total fair value of shares vested during the year ended December 31, 2007 and 2006 was $2.0 million and $1.6 million, respectively.
CCO also grants restricted stock awards to employees and directors of CCO and its affiliates. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with CCO prior to the lapse of the restriction. The restricted stock awards were granted out of the CCO’s stock option plan.
The following table presents a summary of CCO’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2007 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2007	217	$18.84
Granted	293	29.02
Vested (restriction lapsed)	(10)	18.37
Forfeited	(9)	20.48

Outstanding, December 31, 2007	491	24.57

Unrecognized share-based compensation cost
As of December 31, 2007, there was $89.8 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements. The cost is expected to be recognized over a weighted average period of approximately three years.
Share Repurchase Programs
The Company’s Board of Directors approved six separate share repurchase programs during 2004, 2005 and 2006 for an aggregate $5.3 billion. The Company had repurchased an aggregate 130.9 million shares for $4.3 billion, including commission and fees, under all six share repurchase programs as of December 31, 2006, with $1.0 billion remaining available. No shares were repurchased during the year ended December 31, 2007. The final $1.0 billion share repurchase program expired on September 6, 2007.
Shares Held in Treasury
Included in the 157,744 and 114,449 shares held in treasury are 42,677 and 14,449 shares that the Company holds in Rabbi Trusts at December 31, 2007 and 2006, respectively, relating to the Company’s non-qualified deferred compensation plan. No shares were retired from the Company’s shares held in treasury account during the year ended December 31, 2007 and 46.7 million shares were retired from the Company’s shares held in treasury account during the year ended December 31, 2006.
Reconciliation of Earnings per Share

(In thousands, except per share data)	2007	2006	2005
NUMERATOR:
Income before discontinued operations	$792,674	$638,839	$597,151
Income from discontinued operations, net	145,833	52,678	338,511

Net income	938,507	691,517	935,662

Effect of dilutive securities:
None	—	—	—

Numerator for net income per common share — diluted	$938,507	$691,517	$935,662

DENOMINATOR:
Weighted average common shares	494,347	500,786	545,848

Effect of dilutive securities:
Stock options and common stock warrants (a)	1,437	853	1,303

Denominator for net income per common share — diluted	495,784	501,639	547,151

Net income per common share:
Income before discontinued operations — Basic	$1.60	$1.27	$1.09
Discontinued operations — Basic	.30	.11	.62

Net income — Basic	$1.90	$1.38	$1.71

Income before discontinued operations — Diluted	$1.60	$1.27	$1.09
Discontinued operations — Diluted	.29	.11	.62

Net income — Diluted	$1.89	$1.38	$1.71

(a)	22.2 million, 24.2 million and 27.0 million stock options were outstanding at December 31, 2007, 2006 and 2005, respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive as the respective options’ strike price was greater than the current market price of the shares.
NOTE M — EMPLOYEE STOCK AND SAVINGS PLANS
The Company has various 401(k) savings and other plans for the purpose of providing retirement benefits for substantially all employees. Both the employees and the Company make contributions to the plan. The Company matches a portion of an employee’s contribution. Company matched contributions vest to the employees based upon their years of service to the Company. Contributions from continuing operations to these plans of $39.1 million, $36.2 million and $35.3 million were charged to expense for 2007, 2006 and 2005, respectively.
The Company has a non-qualified employee stock purchase plan for all eligible employees. Under the plan, shares of the Company’s common stock may be purchased at 95% of the market value on the day of purchase. The Company changed its discount from market value offered to participants under the plan from 15% to 5% in July 2005. Employees may purchase shares having a value not exceeding 10% of their annual gross compensation or $25,000, whichever is lower. During 2006 and 2005, employees purchased 144,444 and 222,789 shares at weighted average share prices of $28.56 and $28.79, respectively. Effective January 1, 2007 the Company no longer accepts contributions to this plan as a condition of its Merger Agreement.
The Company offers a non-qualified deferred compensation plan for highly compensated executives allowing deferrals up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company does not match any deferral amounts and retains ownership of all assets until distributed. Participants in the plan have the opportunity to choose from different investment options. In accordance with the provisions of EITF No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested, the assets and liabilities of the non-qualified deferred compensation plan are presented in “Other assets” and “Other long-term liabilities” in the accompanying consolidated balance sheets, respectively. The asset under the deferred compensation plan at December 31, 2007 and 2006 was approximately $39.5 million and $32.0 million, respectively. The liability under the deferred compensation plan at December 31, 2007 and 2006 was approximately $40.9 million and $32.5 million, respectively.
NOTE N — OTHER INFORMATION

	For the year ended December 31,
(In thousands)	2007	2006	2005
The following details the components of “Other income (expense) — net”:
Foreign exchange gain (loss)	$6,743	$(8,130)	$7,550
Other	(1,417)	(463)	3,466

Total other income (expense) — net	$5,326	$(8,593)	$11,016

The following details the income tax expense (benefit) on items of other comprehensive income (loss):
Foreign currency translation adjustments	$(16,233)	$(22,012)	$187,216
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss)	$(5,155)	$(37,091)	$(29,721)
Unrealized gain (loss) on cash flow derivatives	$(1,035)	$46,662	$34,711

	As of December 31,
(In thousands)	2007	2006
The following details the components of “Other current assets”:
Inventory	$27,900	$23,062
Deferred tax asset	20,854	19,246
Deposits	27,696	37,234
Other prepayments	90,631	85,180
Other	76,167	79,381

Total other current assets	$243,248	$244,103

	As of December 31,
(In thousands)	2007	2006
The following details the components of “Accumulated other comprehensive income (loss)”:
Cumulative currency translation adjustment	$314,282	$225,459
Cumulative unrealized gain on investments	67,693	76,105
Cumulative unrealized gain on cash flow derivatives	1,723	3,411

Total accumulated other comprehensive income (loss)	$383,698	$304,975

NOTE O — SEGMENT DATA
The Company’s reportable operating segments are radio broadcasting, Americas outdoor advertising and international outdoor advertising. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation. The radio broadcasting segment also operates various radio networks. The Americas outdoor advertising segment consists of our operations primarily in the United States, Canada and Latin America, with approximately 93% of its 2007 revenue in this segment derived from the United States. The international outdoor segment includes operations in Europe, Asia, Africa and Australia. The Americas and international display inventory consists primarily of billboards, street furniture displays and transit displays. The other category includes our television business and our media representation firm, as well as other general support services and initiatives which are ancillary to our other businesses. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

					Corporate,
					merger
		Americas	International		and gain on
	Radio	Outdoor	Outdoor		disposition of
(In thousands)	Broadcasting	Advertising	Advertising	Other	assets - net	Eliminations	Consolidated
2007
Revenue	$3,558,534	$1,485,058	$1,796,778	$207,704	$—	$(126,872)	$6,921,202
Direct operating expenses	982,966	590,563	1,144,282	78,513	—	(63,320)	2,733,004
Selling, general and administrative expenses	1,190,083	226,448	311,546	97,414	—	(63,552)	1,761,939
Depreciation and amortization	107,466	189,853	209,630	43,436	16,242	—	566,627
Corporate expenses	—	—	—	—	181,504	—	181,504
Merger expenses	—	—	—	—	6,762	—	6,762
Gain on disposition of assets — net	—	—	—	—	14,113	—	14,113

Operating income (loss)	$1,278,019	$478,194	$131,320	$(11,659)	$(190,395)	$—	$1,685,479

Intersegment revenues	$44,666	$13,733	$—	$68,473	$—	$—	$126,872
Identifiable assets	$11,732,311	$2,878,753	$2,606,130	$736,037	$345,404	$—	$18,298,635
Capital expenditures	$78,523	$142,826	$132,864	$2,418	$6,678	$—	$363,309
Share-based payments	$22,226	$7,932	$1,701	$—	$12,192	$—	$44,051

					Corporate,
					merger
		Americas	International		and gain on
	Radio	Outdoor	Outdoor		disposition of
(In thousands)	Broadcasting	Advertising	Advertising	Other	assets - net	Eliminations	Consolidated
2006
Revenue	$3,567,413	$1,341,356	$1,556,365	$223,929	$—	$(121,273)	$6,567,790
Direct operating expenses	994,686	534,365	980,477	82,372	—	(59,456)	2,532,444
Selling, general and administrative expenses	1,185,770	207,326	279,668	98,010	—	(61,817)	1,708,957
Depreciation and amortization	125,631	178,970	228,760	47,772	19,161	—	600,294
Corporate expenses	—	—	—	—	196,319	—	196,319
Merger expenses	—	—	—	—	7,633	—	7,633
Gain on disposition of assets — net	—	—	—	—	71,571	—	71,571

Operating income (loss)	$1,261,326	$420,695	$67,460	$(4,225)	$(151,542)	$—	$1,593,714

Intersegment revenues	$40,119	$10,536	$—	$70,618	$—	$—	$121,273
Identifiable assets	$11,873,784	$2,820,737	$2,401,924	$701,239	$360,440	$—	$18,158,124
Capital expenditures	$93,264	$90,495	$143,387	$2,603	$6,990	$—	$336,739
Share-based payments	$25,237	$4,699	$1,312	$1,656	$9,126	$—	$42,030

2005
Revenue	$3,380,774	$1,216,382	$1,449,696	$193,466	$—	$(113,765)	$6,126,553
Direct operating expenses	924,635	489,826	915,086	81,313	—	(59,246)	2,351,614
Selling, general and administrative expenses	1,140,694	186,749	291,594	86,677	—	(54,519)	1,651,195
Depreciation and amortization	128,443	180,559	220,080	45,537	18,858	—	593,477
Corporate expenses	—	—	—	—	167,088	—	167,088
Gain on disposition of assets — net	—	—	—	—	49,656	—	49,656

Operating income (loss)	$1,187,002	$359,248	$22,936	$(20,061)	$(136,290)	$—	$1,412,835

Intersegment revenues	$36,656	$8,181	$—	$68,928	$—	$—	$113,765
Identifiable assets	$11,766,099	$2,531,426	$2,125,470	$792,381	$770,169	$—	$17,985,545
Capital expenditures	$82,899	$73,084	$135,072	$2,655	$8,945	$—	$302,655
Share-based payments	$212	$—	$—	$—	$5,869	$—	$6,081
Revenue of $1.9 billion, $1.7 billion and $1.5 billion and identifiable assets of $2.9 billion, $2.7 billion and $2.2 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2007, 2006 and 2005, respectively.

NOTE P — QUARTERLY RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	March 31,		June 30,		September 30,		December 31,
	2007	2006	2007	2006	2007	2006	2007	2006
Revenue	$1,505,077	$1,388,875	$1,802,192	$1,714,402	$1,751,165	$1,665,380	$1,862,768	$1,799,133
Operating expenses:
Direct operating expenses	627,879	582,313	676,255	622,543	689,681	642,893	739,189	684,695
Selling, general and administrative expenses	416,319	404,614	447,190	442,594	431,366	416,863	467,064	444,886
Depreciation and amortization	139,685	142,450	141,309	149,509	139,650	148,533	145,983	159,802
Corporate expenses	48,150	40,507	43,044	48,239	47,040	48,486	43,270	59,087
Merger expenses	1,686	—	2,684	—	2,002	—	390	7,633
Gain (loss) on disposition of assets — net	6,947	48,418	3,996	813	678	9,012	2,492	13,328

Operating income	278,305	267,409	495,706	452,330	442,104	417,617	469,364	456,358
Interest expense	118,077	114,376	116,422	123,298	113,026	128,276	104,345	118,113
Gain (loss) on marketable securities	395	(2,324)	(410)	(1,000)	676	5,396	6,081	234
Equity in earnings of nonconsolidated affiliates	5,264	6,909	11,435	9,715	7,133	8,681	11,344	12,540
Other income (expense) — net	(12)	(648)	340	(4,609)	(1,403)	(601)	6,401	(2,735)

Income before income taxes, minority interest and discontinued operations	165,875	156,970	390,649	333,138	335,484	302,817	388,845	348,284
Income tax expense	70,466	64,531	159,786	137,332	70,125	124,706	140,771	143,874
Minority interest income (expense) — net	(276)	779	(14,970)	(13,736)	(11,961)	(3,674)	(19,824)	(15,296)

Income before discontinued operations	95,133	93,218	215,893	182,070	253,398	174,437	228,250	189,114
Discontinued operations	7,089	3,596	20,097	15,418	26,338	11,434	92,309	22,230

Net income	$102,222	$96,814	$235,990	$197,488	$279,736	$185,871	$320,559	$211,344

Net income per common share:
Basic:
Income before discontinued operations	$.19	$.18	$.44	$.36	$.51	$.36	$.46	$.38
Discontinued operations	.02	.01	.04	.03	.06	.02	.19	.05

Net income	$.21	$.19	$.48	$.39	$.57	$.38	$.65	$.43

Diluted:
Income before discontinued operations	$.19	$.18	$.44	$.36	$.51	$.36	$.46	$.38
Discontinued operations	.02	.01	.04	.03	.05	.02	.19	.05

Net income	$.21	$.19	$.48	$.39	$.56	$.38	$.65	$.43

Dividends declared per share	$.1875	$.1875	$.1875	$.1875	$.1875	$.1875	$.1875	$.1875
Stock price:
High	$37.55	$32.84	$38.58	$31.54	$38.24	$31.64	$38.02	$35.88
Low	34.45	27.82	34.90	27.34	33.51	27.17	32.02	28.83
The Company’s Common Stock is traded on the New York Stock Exchange under the symbol CCU.

NOTE Q — SUBSEQUENT EVENTS
On January 15, 2008, the Company redeemed its 4.625% Senior Notes at their maturity for $500.0 million plus accrued interest with proceeds from its bank credit facility.
On January 17, 2008, the Company entered into an agreement to sell its 50% interest in Clear Channel Independent, a South African outdoor advertising company, for approximately $127.0 million based on the closing price of the acquirer’s shares on the date of announcement. As of December 31, 2007, $54.2 million is recorded in “Investments in and advances to, nonconsolidated affiliates” on the Company’s consolidated balance sheet related to this investment. The closing of the transaction is subject to regulatory approval and other customary closing conditions.
Through May 7, 2008, the Company executed definitive asset purchase agreements for the sale of 17 radio stations in addition to the radio stations under definitive asset purchase agreements at March 31, 2008. The closing of these sales is subject to antitrust clearances, FCC approval and other customary closing conditions.
NOTE R — OTHER EVENTS
The Company is revising its historical financial statements in connection with its application of Statement 144. During the first quarter of 2008, the Company revised its plans to sell 173 of its stations. Of these, 145 were previously classified as discontinued operations. These 145 non-core stations no longer met the requirements of Statement 144 for classification as discontinued operations. Therefore, the assets, results of operations and cash flows were reclassified to continuing operations in the quarterly report filed for the quarter ended March 31, 2008 (including the comparable period of the prior year). However, the rules and regulations of the Securities and Exchange Commission (the “SEC”) applicable to the Company required that it reclassify the reported assets, liabilities, revenues, expenses and cash flows from these properties to be consistent with the reporting in its quarterly report for the quarter ended March 31, 2008 for each of the three years presented in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, if those financial statements are incorporated by reference in a registration statement to be filed with the SEC under the Securities Act of 1933, as amended, even though those financial statements relate to a period prior to the transactions giving rise to the reclassification.
The reclassification to continuing operations had no effect on the Company’s reported net income available to common shareholders as reported in prior SEC filings. Instead, the reclassification presented the revenue and expenses relating to the 145 stations along with the Company’s other results of operations, rather than presenting the revenues and expenses as a single line item titled discontinued operations. In addition to financial statements themselves, certain disclosures contained in Notes A, B, C, I, K, L, O, P and Q relating to the revisions made in connection with application of Statement 144 have been modified to reflect the effects of these reclassifications.

ITEM 9A. Controls and Procedures
Evaluation of Disclosure Controls and Procedures
We have established disclosure controls and procedures to ensure that material information relating to Clear Channel Communications, Inc. (the “Company”), including its consolidated subsidiaries, is made known to the officers who certify the Company’s financial reports and to other members of senior management and the Board of Directors.
Based on their evaluation as of December 31, 2007, the Chief Executive Officer and Chief Financial Officer of the Company have concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) are effective to ensure that the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.
Management’s Report on Internal Control Over Financial Reporting
The management of Clear Channel Communications Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles.
As of December 31, 2007, management assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2007, based on those criteria.
Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in this Annual Report on Form 10-K, has issued an attestation report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. The report, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm. “
There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Clear Channel Communications, Inc.
We have audited Clear Channel Communications Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Clear Channel Communications, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Clear Channel Communications, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Clear Channel Communications, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007 of Clear Channel Communications, Inc. and subsidiaries and our report dated February 14, 2008, except for Notes B, Q and R, as to which the date is May 22, 2008, expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
San Antonio, TX
February 14, 2008,
except for internal control over financial reporting related to Notes B, Q, and R of the 2007 consolidated financial statements, as to which the date is
May 22, 2008

PART IV
ITEM 15. Exhibits and Financial Statement Schedules
(a)1. Financial Statements.
The following consolidated financial statements are included in Item 8.
Consolidated Balance Sheets as of December 31, 2007 and 2006
Consolidated Statements of Operations for the Years Ended December 31, 2007, 2006 and 2005.
Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2007, 2006 and 2005.
Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005.
Notes to Consolidated Financial Statements

EXHIBIT 11 — Computation of Per Share Earnings

(In thousands, except per share data)	2007	2006	2005
NUMERATOR:
Income before discontinued operations	$792,674	$638,839	$597,151
Income from discontinued operations, net	145,833	52,678	338,511

Net income	938,507	691,517	935,662

Effect of dilutive securities:
None	—	—	—

Numerator for net income per common share — diluted	$938,507	$691,517	$935,662

DENOMINATOR:
Weighted average common shares	494,347	500,786	545,848

Effect of dilutive securities:
Stock options and common stock warrants	1,437	853	1,303

Denominator for net income per common share — diluted	495,784	501,639	547,151

Net income per common share:
Income before discontinued operations — Basic	$1.60	$1.27	$1.09
Discontinued operations — Basic	.30	.11	.62

Net income — Basic	$1.90	$1.38	$1.71

Income before discontinued operations — Diluted	$1.60	$1.27	$1.09
Discontinued operations — Diluted	.29	.11	.62

Net income — Diluted	$1.89	$1.38	$1.71

EXHIBIT 12 — COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended
(In thousands, except ratio)	2007	2006	2005	2004	2003
Income (loss) before income taxes, equity in earnings of non-consolidated affiliates, extraordinary item and cumulative effect of a change in accounting principle	$1,198,646	$1,071,437	$961,860	$1,200,551	$1,725,685
Dividends and other received from nonconsolidated affiliates	6,793	15,179	14,696	13,491	2,096

Total	1,205,439	1,086,616	976,556	1,214,042	1,727,781

Fixed Charges

Interest expense (1)	451,870	484,063	443,442	367,511	392,215
Interest portion of rentals	418,587	374,875	342,462	321,342	282,575

Total fixed charges	870,457	858,938	785,904	688,853	674,790

Preferred stock dividends
Tax effect of preferred dividends	—	—	—	—	—
After tax preferred dividends	—	—	—	—	—

Total fixed charges and preferred dividends	870,457	858,938	785,904	688,853	674,790

Total earnings available for payment of fixed charges	$2,075,896	$1,945,554	$1,762,460	$1,902,895	$2,402,571

Ratio of earnings to fixed charges	2.38	2.27	2.24	2.76	3.56

Rental fees and charges	1,195,962	1,071,072	978,463	918,120	807,356
Interest portion	35%	35%	35%	35%	35%

(1)	The interest amount does not include interest expense associated with unrecognized tax benefits.

EXHIBIT 23 — CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — ERNST & YOUNG LLP
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
1.	Shelf Registration Statement (Form S-3 No. 333-137009) of Clear Channel Communications, Inc. and related prospectus;

2.	Registration Statement (Form S-4 No. 333-57987) of Clear Channel Communications, Inc. and related prospectus;

3.	Registration Statement (Forms S-8) pertaining to the Clear Channel Communications, Inc. 1994 Nonqualified Stock Option Plan;

4.	Registration Statement (Forms S-8) pertaining to the Clear Channel Communications, Inc. 1998 Stock Incentive Plan (No. 333-61883);

5.	Registration Statement (Forms S-8) pertaining to the Clear Channel Communications, Inc. Employee Stock Purchase Plan (No. 333-30784);

6.	Registration Statement (Forms S-8) pertaining to the various other non-qualified stock option agreements and warrants assumed by Clear Channel Communications, Inc. in connection with the merger with AMFM Inc. (No. 333-45126);

7.	Registration Statement (Form S-8) pertaining to the Clear Channel Communications, Inc. 401(k) Savings Plan (No. 333-49698);

8.	Registration Statement (Form S-8) pertaining to the Clear Channel Communications, Inc. 2001 Stock Incentive Plan (No. 333-74330);

9.	Registration Statement (Form S-8) pertaining to the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan (No. 333-74332);

10.	Registration Statement (Form S-8) pertaining to the Clear Channel Communications, Inc. 2001 Stock Incentive Plan (No. 333-90656);

11.	The post-effective amendments to the Registration Statements (Forms S-4) on Form S-8 pertaining to various stock plans, stock option plans, and non-qualified stock option agreements assumed by Clear Channel Communications, Inc. in connection with the merger with Jacor Communications, Inc. (No. 333-72839);

12.	Registration Statement (Form S-8) pertaining to the non-qualified stock option agreements and stock option agreements pursuant to a stock award plan, a long-term incentive plan, and stock option plans assumed by Clear Channel Communications, Inc. in connection with the merger with AMFM Inc. (No. 333-32532);

13.	Registration Statement (Form S-8) pertaining to the various agreements, including option agreements, employment agreements and stock option agreements pursuant to stock option plans, stock option and restricted stock plans, and a deferred stock ownership plan assumed by Clear Channel Communications, Inc. in connection with the merger with SFX Entertainment, Inc. (No. 333-38582);

14.	Registration Statement (Form S-8) pertaining to the Fifth Amended and Restated Employee Stock Option Plan assumed by Clear Channel Communications, Inc. in connection with the merger with the Ackerley Group, Inc. (No. 333-74196)
of our reports dated February 14, 2008, except for Notes B, Q and R, as to which the date is May 22, 2008, with respect to the consolidated financial statements and schedule of Clear Channel Communications, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Clear Channel Communications, Inc. and subsidiaries, included in its Current Report on Form 8-K, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
San Antonio, Texas
May 22, 2008